EXHIBIT 10.25

AGREEMENT AND PLAN OF MERGER

dated as of September 4, 2007
among
SOO LINE HOLDING COMPANY,
SOO LINE PROPERTIES COMPANY,
CANADIAN PACIFIC RAILWAY COMPANY,
(solely for the purposes set forth herein)
and
DAKOTA, MINNESOTA & EASTERN RAILROAD CORPORATION

 i

Table of Contents
(continued)
 ii

Table of Contents
(continued)
 iii

          AGREEMENT AND PLAN OF MERGER, dated as of September 4, 2007, among Soo Line Holding Company, a Delaware corporation and an indirect wholly owned subsidiary of the Guarantor (“Parent”), Soo Line Properties Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Dakota, Minnesota & Eastern Railroad Corporation, a Delaware corporation (the “Company”), solely for the purposes of Article V and Sections 6.03 and 6.12, Canadian Pacific Railway Company, a company organized under the laws of Canada (the “Guarantor”), and, at such time as it is appointed pursuant to Section 6.08(a), the Stockholders’ Representative.
W I T N E S S E T H :
          WHEREAS, the Boards of Directors of Guarantor, Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
          WHEREAS, the Boards of Directors of Guarantor, Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Purchaser with and into the Company in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);
          WHEREAS, concurrently with the execution and delivery of this Agreement by the parties hereto, the holders of a number of shares of the common stock, par value $0.01 per share, of the Company (the “Shares”) sufficient to adopt and approve this Agreement and approve the Merger (the “Requisite Stockholder Approval”) are executing and delivering written consents to deliver the Requisite Stockholder Approval;
          WHEREAS, the Company has issued the Preferred Stock and the Warrants (each as hereinafter defined);
          WHEREAS, the Company has elected to redeem the Preferred Stock in accordance with its terms at the Closing (as hereinafter defined), and Purchaser wishes to fund such redemption, upon the terms and subject to the conditions set forth herein;
          WHEREAS, it is intended that the holders of all of the Warrants (as hereinafter defined) will sell such Warrants to the Company at the Effective Time upon the terms and subject to the conditions set forth in the Warrant Purchase Agreement and Purchaser wishes to fund the purchase of such Warrants, upon the terms and subject to the conditions set forth herein;
          WHEREAS, in order to induce Guarantor, Parent and Purchaser to enter into this Agreement, it is intended that the holders of Shares and holders of certain of the Warrants will enter into the Termination Agreement (as hereinafter defined) and it is intended that holders of Preferred Stock, Share Units and Options (each as hereinafter defined) will enter into a Release Agreement (as hereinafter defined); and
          WHEREAS, the Company is required to satisfy its payment obligations for the Company Options and the Share Units in accordance with the terms thereof at the Closing, and

Purchaser wishes to fund such payment, upon the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, Guarantor, Parent, Purchaser and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:
          “1994 Bonus Share Plan” means the Company Bonus Share Plan approved and instituted by the Board of Directors of the Company by unanimous resolution dated June 28, 1994.
          “2004 Bonus Share Plan” means the Company Bonus Share Plan approved and instituted by the Board of Directors by unanimous resolution dated December 9, 2004.
          “Action” means any claim, action, suit, arbitration or proceeding by or before or brought or conducted by any third-party or Governmental Entity, or arbitrator, or any audit or investigation by any Governmental Entity.
          “Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Closing Consideration” means $1,480,000,000.00.
          “Aggregate Strike Price Amount” means the sum of the aggregate exercise price payable in respect of all Shares issuable upon the exercise of each vested and unvested Company Option and each Warrant and the aggregate Base Value of each Share Unit granted under the 2004 Bonus Share Plan.
          “Agreement” means this Agreement and Plan of Merger, dated as of August [_], 2007, among Purchaser, Parent and the Company (together with attachments hereto) and all amendments hereto made in accordance with Section 9.10.
          “Audited Financial Statements” means the balance sheets, statements of income and statements of cash flows as of the last day of, and for each of, the three most recent calendar years immediately preceding the date hereof, together with the reports thereon by an independent auditor.

          “Base Value” means with respect to a Share Unit granted under the 2004 Bonus Share Plan, the base value established for such unit in accordance with the 2004 Bonus Share Plan.
          “Bonus Share Plans” means the 1994 Bonus Share Plan and the 2004 Bonus Share Plan.
          “Books and Records” means all books of account and other financial records and corporate records pertaining to the Company and the Subsidiaries.
          “Business” means the business of the Company and the Subsidiaries as conducted as of the date of this Agreement, including, but not limited to, the railroad business.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
          “Capital Expenditures Difference” means the aggregate of the proposed Capital Expenditures, as set forth on Schedule 6.01(b)(vi) of the Disclosure Schedule, for the period beginning on July 1, 2007 through the last day of the calendar month immediately preceding the Closing Date, less the actual capital expenditures of the Company during such period (other than any amount for capital expenditures incurred in connection with the Flooding Repair Project).
          “Cash” means the total amount of cash and cash equivalents and short-term investments, each of which shall be calculated in accordance with GAAP in a manner consistent with the calculation of the corresponding line items on the Company’s Audited Financial Statements for the year ended December 31, 2006, held by the Company and its Subsidiaries as of 12:01 a.m., Central time, on the Closing Date.
          “Closing Date” means the date on which the Closing occurs.
          “Common Equity Consideration” means the amount equal to (i) the Aggregate Closing Consideration, (ii)(a) if Target Working Capital less Estimated Working Capital is a positive number, then less such number or (b) if Target Working Capital less Estimated Working Capital is a negative number, then plus the absolute value of such number, less (iii) the Estimated Debt Amount, less (iv) the Preferred Redemption Amount, less (v) the Consulting Fees Payable, less (vi) the Escrow Amount, less (vii) the Gross-up Escrow Amount and plus (vii) the Aggregate Strike Price Amount and plus (ix) an amount equal to the actual capital expenditures of the Company incurred from August 20, 2007 through Closing solely in connection with upgrading the existing bridges and tracks at the Waseca Sub, the Marquette Sub and the Rapid City Sub from 286K standard to 315K standard as part of the Flooding Repair Project, in each case, without duplication.
          “Consultants” means any and all consultants (including, without limitation, engineering consultants), financial advisors, accountants, investment bankers or attorneys of the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby or with respect to any transactions considered by the Company or the Subsidiaries as alternatives to the Merger and, solely with respect to the matters set forth in the

Gross-Up Agreement, Kevin Schieffer, and, solely with respect to the matters set forth in the Director Change in Control Agreements, the directors named therein.
          “Consulting Fees Payable” means any and all Liabilities of the Company or any of its Subsidiaries to be paid at the Closing for any item set forth on Schedule 1.01(a)(i) and any (i) fees, costs, or expenses of, or amount owing to, any Consultant, or (ii) dataroom and due diligence costs or expenses, in each case incurred by the Company or the Subsidiaries in connection with this Agreement and the transactions contemplated hereby or with respect to any transactions considered by the Company or the Subsidiaries as alternatives to the Merger.
          “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.
          “Credit Risk Premium” means any Credit Risk Premium (as defined in 49 United States Code 822(f)(3)) paid to the FRA in connection with the FRA Loan and accrued by the Company through the Closing Date.
          “Debt Amount” means, as of 12:01 a.m., Central time, on the Closing Date, (i) the principal amount and accrued and unpaid interest outstanding under the FRA Loan, the Fishback Mortgage, the Illinois Rehabilitation Loan, the South Dakota Construction Loan and the Revolver and prepayment and termination costs related thereto, plus (ii) capital lease obligations of the Company and its Subsidiaries, calculated in accordance with GAAP in a manner consistent with the calculation of the corresponding line item on the Company’s Audited Financial Statements for the year ended December 31, 2006, plus (iii) any other Indebtedness not included in clauses (i) and (ii), minus (iv) Cash, and (v)(a) if the Capital Expenditures Difference is a positive number, then plus such amount or (b) if the Capital Expenditures Difference is a negative number, then minus the absolute value of such amount.
          “Definitive Agreements” means this Agreement, the Escrow Agreement, the Gross-up Escrow Agreement, the Termination Agreement, the Warrant Purchase Agreement, the Release Agreements and any contracts or agreements executed pursuant or related hereto or thereto, including any documents or certificates delivered pursuant hereto or thereto or to carry out the transactions contemplated under any Definitive Agreement.
          “Development Property” means any real property that is, as of the date hereof, in one or more phases of development, including pre-construction, provided that a real property shall cease to be a Development Property at the time such real property becomes a Stabilized Property.
          “Disclosure Schedule” means the Disclosure Schedule delivered to Purchaser by the Company pursuant to this Agreement.
          “DM&E” means the Dakota, Minnesota & Eastern Railroad Corporation, a Delaware corporation.

          “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, adverse claim of ownership or use, easement, encroachment, defect in title or other encumbrance of any kind.
          “Environment” means surface waters, ground waters, soil, subsurface strata and ambient air.
          “Environmental Claims” means actions, suits, demands, claims, notices of noncompliance, proceedings, consent orders or consent agreements relating to Environmental Laws, Environmental Permits or Hazardous Materials.
          “Environmental Law” means any applicable Law relating to protection of the environment.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.
          “Equityholders” means the holders of Shares, Share Units, Warrants and Company Options, in each case outstanding immediately prior to the Effective Time.
          “Equityholder’s Percentage” means, except as set forth on Schedule 1.01(a)(iii), as to any holder of Shares, Share Units, Company Options or Warrants, in each case outstanding immediately prior to the Effective Time, the percentage as determined in good faith by the Stockholders’ Representative in accordance with the way that a marginal dollar of Per Share Merger Consideration would be allocated to such holder under Section 3.01(a), Section 3.02 and Section 3.05; provided that the aggregate Equityholder’s Percentage for all holders of Shares, Share Units, Company Options and Warrants shall total one hundred percent (100%), and provided further that such Equityholder’s Percentages may be adjusted from time to time upon certification by the Stockholders’ Representative that a transfer of the right, title and interest in an Equityholder’s Percentage has occurred in accordance with any plan approved by a majority of the Equityholders. The Equityholder’s Percentages for the Equityholders as of the date of this Agreement are set forth in Schedule 4.03 of the Disclosure Schedule.
          “Escrow Agreement” means the Escrow Agreement, initially dated as of a date prior to the Closing Date, between the Company, Parent, Purchaser and a commercial bank or trust company having net capital of not less than $250 million, as escrow agent, to be mutually agreed upon by Parent and the Company.
          “Expected Withholding Tax” means (i) any Tax that would not have been imposed but for the failure of the payee to provide a properly completed and executed IRS Form W-9, or otherwise to establish an exemption from U.S. backup withholding tax, or the failure of the payee to provide a properly completed and executed IRS Form W-8 BEN and (ii) any applicable withholding Tax on compensation for services rendered to the Company or its Subsidiaries by employees, independent contractors or consultants.
          “Financial Agreement” means the Financial Agreement dated November 22, 1993 between the Company and the Chicago & North Western Transportation Company, predecessor in interest to Union Pacific Railroad Company.

          “FIRPTA Report” means a report, prepared by FMV Opinions, Inc., providing an opinion of the fair market value of the real property and total assets of the Company as of December 31st of years 2002-2006 and as of the Closing Date or as close thereto as practicable, in all cases determined in accordance with applicable regulations under Section 897 of the Internal Revenue Code.
          “Fishback Mortgage” means the Mortgage Agreement, dated as of April 15, 2003, between the Company and Fishback Financial Corporation.
          “Flooding Repair Project” means the construction and other work necessary to repair flooding damage to the Waseca Sub, the Marquette Sub and the Rapid City Sub as described on Schedule 4.08(a)(viii) and such other construction and other work as may be determined by the Company to be necessary to repair such flooding damage, including to make upgrades as necessary to achieve 315K standards.
          “FRA Loan” means the Financing Agreement, dated as of December 16, 2003, among the Company, Iowa, Chicago & Eastern Railroad Corporation and the United States of America, represented by the Secretary of Transportation acting through the Administrator of the Federal Railroad Administration, as amended by Amendment No. 1 thereto, dated July 20, 2004 and as further amended by Amendment No. 2 thereto, dated as of February 21, 2007.
          “Future Consulting Fees” means any and all Liabilities of the Company or any of its Subsidiaries (or the Surviving Corporation on behalf of the Company) not paid at the Closing or arising after the Closing for (i) any item set forth on Schedule 1.01(a)(ii), (ii) fees, costs, or expenses of, or amount owing to, any Consultant, or (iii) dataroom and due diligence costs or expenses, in each case incurred by the Company in connection with this Agreement and the Merger and the transactions contemplated hereby or with respect to any transactions considered by the Company or the Subsidiaries as alternatives to the Merger except (x) amounts payable in connection with the Construction Milestone Payment, the Coal Milestone Payment, the Final Adjustment Amount and the Transfer described in Section 2.02(e), and (y) amounts payable to the Consultants to the extent such amounts, fees, costs or expenses are incurred as a result of any engagement initiated by or on behalf of, or instructions from or for the benefit of, the Company or the Surviving Corporation following the Closing.
          “GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the period involved.
          “Governmental Entity” means any United States or foreign federal, national, supra-national, state, provincial, or local government, governmental, regulatory, self-regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or political or other subdivision, department or branch of any of the foregoing.
          “Governmental Order” means any order, judgment, injunction, decree, stipulation, determination or award entered, issued or made by or with any Governmental Entity.
          “Gross-up Agreement” means the Withholding Tax Gross-up Agreement, dated as of the date of this Agreement, between Kevin Schieffer and the Company, which agreement shall be amended and modified by the parties thereto after the date hereof to the extent reasonably necessary to reflect the principles set forth on Schedule 6.14 of the Disclosure Schedule.
          “Hazardous Materials” means (a) those substances regulated under the United States Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act and the Clean Air Act; (b) petroleum and petroleum products, radioactive materials and polychlorinated biphenyls; and (c) chemicals or substances regulated as toxic or hazardous under any applicable Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
          “ICCTA” means the ICC Termination Act of 1995.
          “IC&E” means the Iowa, Chicago & Eastern Railroad Corporation, a Delaware corporation.
          “Illinois Rehabilitation Loan” means the Track Rehabilitation Loan Agreement, dated as of June 26, 1992, between the Company, as the successor to the Soo Line Railroad Company, and the State of Illinois, acting by and through its Department of Transportation.
          “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money and prepayment and termination costs related thereto, (b) all obligations of such Person for the deferred purchase price of property or services (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and prepayment and termination costs related thereto, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit (other than the Letter of Credit) or similar facilities or in respect of interest rate and currency obligation swaps, hedges or similar arrangements and prepayment and termination costs related thereto, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, other than the Preferred Stock, the Company Options and the Warrants, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through any agreement and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          “Intellectual Property” means all patents, copyrights, software, service marks. domain names, trade dress and trade secrets.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
          “IRS” means the United States Internal Revenue Service.
          “knowledge of the Company” means the actual knowledge, after due inquiry, of Kevin V. Schieffer, Kurt V. Feaster, Lynn A. Anderson, J. Ed Terbell, Mike Ball, John Brooks, Randy H. Henke, Daniel L. Goodwin, Steve O. Scharnweber, Clyde F. Mittleider and Ray Gigear.
          “Land Holdings” means any real property that is unimproved and not a Development Property.
          “Law” means any United States or foreign federal, national, supra-national, state, provincial, local, municipal or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including any rules of any self-regulatory organization, securities exchange or clearinghouse or common law).
          “Letter of Credit” means the Irrevocable Standby Letter of Credit Number SCL SCL011670 issued by National City Bank, as amended through July 21, 2006, in favor of KM Strategic Investments, LLC, in the amount of $10,000,000 as of the date of this Agreement.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute, matured or determined.
          “Licenses” means all of the licenses, permits, franchises and other governmental authorizations required under any Law for the operation of the Business.
          “Material Adverse Effect” means any condition, change, circumstance, or effect (or any development that would result in any condition, change, effect or circumstance) that, individually or in the aggregate with all other changes, circumstances, or effects, is, or would reasonably be expected to be, materially adverse to the financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, except for any such changes or effects resulting from (i) changes or effects affecting the securities markets generally or changes in general economic, regulatory or political conditions or other changes that affect the railroad or coal industries in general, (ii) any action taken pursuant to or in accordance with this Agreement, (iii) changes caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement, (iv) the consummation of this Agreement or the transactions contemplated hereby or the announcement of the execution thereof and (v) any uninsured damage resulting from the flood conditions affecting the Waseca Sub, the Marquette Sub and the Rapid City Sub since August 2007 and so long as such uninsured damage does not exceed $10,000,000, except, with respect to the foregoing clauses (i) through (iii), to the extent that such changes, effects, or actions have a disproportionate effect on the Company and the Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and the Subsidiaries operate.

          “New Construction” means the construction and operation of a new line of railroad that extends between the existing lines of the DM&E and coal mines in the Powder River Basin area of Wyoming, as defined in STB Finance Docket No. 33407, or as my be modified by Parent or its Affiliates (or its or their transferees, successors and assigns) from time to time.
          “Off-the-Shelf Software” means any and all Company Software that is commercially available off-the-shelf Software and (i) is not material to the Company or any Company Subsidiary, (ii) has not been modified or customized for the Company or any Company Subsidiary, and (iii) is licensed to the Company or any Company Subsidiary for a one-time or annual fee of $10,000 or less.
          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes not yet due and payable or the validity of which is being contested in good faith; (b) Encumbrances imposed by law, such as materialmen’s, mechanics’, workmen’s, repairmen’s, warehousemen’s and carrier’s liens and other similar liens arising in the ordinary course of business for sums not due and payable; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations under applicable Law; and (d) survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness and (ii) do not, individually or in the aggregate, materially adversely affect the use of such property.
          “Person” means any individual, partnership, firm, corporation, association, trust, limited liability company, unincorporated organization, a Governmental Entity or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          “PRB Expansion” means the New Construction and the improvements or rehabilitation to the rail lines of the Company and its Subsidiaries reasonably relating thereto and the entering into of mine access agreements as referenced in Section 3.05(b)(i) of the Disclosure Schedule.
          “Preferred Redemption Amount” means the amount, including accrued and unpaid dividends (whether or not declared) or similar amounts, required to be paid to the holders of the Preferred Stock to redeem the Preferred Stock pursuant to the terms of the Preferred Stock at the Effective Time.
          “Preferred Stock” means, collectively, the Company’s (i) Series A preferred stock, par value $1.00 per share, (ii) Series B preferred stock, par value $1.00 per share, (iii) Series C preferred stock, par value $1.00 per share, (iv) the Series C-1 preferred stock, par value $1.00 per share, and (v) the Series D preferred stock, par value $1.00 per share.
          “Purchaser Disclosure Schedule” means the Disclosure Schedule delivered to the Company by the Purchaser pursuant to this Agreement.

          “Real Property” means any material real property owned or leased by the Company and the Subsidiaries.
          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.
          “Release Agreement” means the agreement in form of Exhibit A to be executed by holders of Preferred Stock and holders of Share Units and Options.
          “Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.
          “Revolver” means the Loan Agreement, dated as of December 16, 2003, by and among the Company, IC&E and National City Bank.
          “Share Unit” means a credit to the plan account of a participant in the applicable Bonus Share Plan entitling such participant to receive (i) a payment based on the fair market value of one Share upon settlement, in the case of the 1994 Bonus Share Plan or (ii) a payment based on the difference between the fair market value of one Share and such Share Unit’s Base Value upon settlement, in the case of the 2004 Bonus Share Plan.
          “South Dakota Construction Loan” means the Loan Agreement, dated as of August 12, 2005, between the Company and Brookings County Railroad Authority and the State of South Dakota.
          “Stabilized Property” means any real property that is improved and (i) is 90% leased or (ii) one year has elapsed since a certificate of occupancy has been issued with respect to such real property.
          “STB” means the Surface Transportation Board or any successor agency.
          “Stockholders’ Agreement” means the Stockholders’ Agreement, dated September 3, 1986, as amended.
          “Subsidiaries” means Cedar American Rail Holdings, Inc., a Delaware corporation, the IC&E, and Wyoming Dakota Railroad Properties, Inc., a Delaware corporation.
          “Tangible Personal Property” means all machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property used in the Business.
          “Target Working Capital” means -$40,010,843 (deficit of $40,010,843).

          “Tax” or “Taxes” means (i) any and all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, duties, assessments or other governmental charges in the nature of a tax (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any of its Subsidiaries under any Tax sharing agreement or arrangement.
          “Tax Return” means any report, return, declaration or other filing required to be supplied to any taxing authority with respect to Taxes including any amendments thereto.
          “Termination Agreement” means the agreement entered into in connection with this Agreement in the form of Exhibit B hereto among holders of Shares, certain holders of Warrants and the Company.
          “Unaudited Financial Statements” means the unaudited balance sheet, statement of income and statement of cash flow of the Company as of July 31, 2007.
          “Warrants” means, collectively, the outstanding and unexpired warrants to purchase Shares issued by the Company set forth on Schedule 4.03 of the Disclosure Schedule.
          “Warrant Purchase Agreement” means the Warrant Purchase Agreement, dated as of the date hereof, among the Company and each of the Sellers (as defined therein) in the form of Exhibit C hereto pursuant to which each of the Sellers has agreed to surrender to the Company at the Effective Time the Warrants held by such Seller in exchange for the applicable amount of the Option/Warrant Merger Consideration.
          “Working Capital” means, as of a particular time, (a) (i) current assets (other than Cash, income taxes receivable and any deferred income taxes receivable) less (ii) Future Consulting Fees, to the extent not already reflected in current liabilities, less (iii) current liabilities other than deferred income Taxes payable, including, to the extent they have not been paid by the Company or arrangements have not been made for payment at the Closing by the Paying Agent on behalf of the Company, payroll, excise and similar Taxes arising as a result of the transactions contemplated by this Agreement and all change in control payments or deal/transaction bonuses paid or payable in connection with the transactions contemplated herein (other than current maturities of long-term debt, interest payable, Consulting Fees Payable and Future Consulting Fees) of the Company and its consolidated Subsidiaries, as of such time, in each case calculated in accordance with GAAP in a manner consistent with the calculation of the corresponding line items on the Company’s Audited Financial Statements for the year ended December 31, 2006, less (iv) all costs and expenses to be incurred after the Closing for any work related to the Flooding Repair Project (other than the costs and expenses of upgrading the existing bridges and tracks at the Waseca Sub, the Marquette Sub and the Rapid City Sub from 286K standard to 315K standard as part of the Flooding Repair Project), and plus (v) all payments or other reimbursements to the Company from insurance carriers with respect to the Flooding Repair Project received, or reasonably expected to be received, after the Closing. For purposes of determining Working Capital, (i) inventory shall not include any item in existence on December 31, 2006 but excluded from inventory in the December 31, 2006 Audited Financial Statements, (ii) prepaid expenses shall not include any expense category not set forth in the December 31, 2006 Audited Financial Statements, (iii) any cash payment or Liability (whether accrued, absolute, contingent or otherwise) arising specifically from the Company’s termination of any capital lease at the request of Parent or Purchaser pursuant to Section 6.13(a) shall be excluded from Working Capital and (iv) any amounts paid or payable pursuant to the Gross-Up Agreement shall not be included in such determination.
          (b) Unless otherwise specified herein, all references to “dollars” or “$” shall be deemed to be references to United States Dollars.
          SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
280G Amounts	3.06	(e)
280G Report	3.06	(e)
409A Amounts	3.06	(f)
Adjustment	3.01	(d)
Applicable Contracts	6.13	(b)
Benefit Plans	4.09	(a)
Budgets	4.07	(c)
Certificate of Merger	2.02	(a)
Certificates	3.03	(b)
Claim	6.11	(b)
Closing	2.02	(a)
Closing Date Payment Schedule	2.02	(b)
Coal Milestone Payments	3.05	(b)(ii)
Company	Recital
Company Intellectual Property	4.16
Company Licenses	4.06	(a)
Company Option	3.02	(b)
Construction Conditions	3.05	(b)(i)
Construction Milestone Payment	3.05	(b)(i)
Debt Payment Amount	2.02	(a)
Determination Date	3.05	(a)
DGCL	Recital
Disputed Pre-Closing Working Capital Amount	3.04	(a)
DM&E	1.01
Effective Time	2.02	(a)
Emergency Tonnage	3.03	(b)(iii)
ERISA	4.09	(a)
Escrow Account	2.02	(b)
Escrow Amount	2.02	(b)
Estimated Debt Amount	3.04	(a)
Estimated Working Capital	3.04	(a)

Term	Section
Estimated Working Capital Statement	3.04	(a)
Fifth Milestone Payment	3.05	(b)(ii)
Final Adjustment Amount	3.05	(a)
Final Debt Amount	3.04	(c)
Final Working Capital	3.04	(c)
First Milestone Payment	3.05	(b)(ii)
FIRPTA Amount	3.06	(d)
Fourth Milestone Payment	3.05	(b)(ii)
Gross-up Escrow Account	2.02	(b)
Gross-up Escrow Agreement	2.02	(b)
Gross-up Escrow Amount	2.02	(b)
Guarantor	Recital
Guaranteed Obligations	6.12
Holders	3.03	(a)
Incumbent Carrier	3.05	(b)(ii)
Indemnified Parties	6.07	(b)
Independent Accounting Firm	3.04	(d)
IRS Notice	3.06
Koch Transaction	6.11	(c)
LC Amount	6.11	(c)
Letter	3.03	(b)
Loss	6.11	(b)
Material Contracts	4.13	(a)
Merger	Recital
Milestone Statement	3.05	(b)(iii)
Non-Releasing Equityholder	6.11	(a)
Non-Releasing Equityholder Indemnity Amount	6.11	(a)
Notice of Disagreement	3.05	(b)(iii)
Option/Warrant Merger Consideration	3.02	(b)
Parent	Recital
Paying Agent	3.03	(a)
Paying Equityholder	6.08	(b)
Per Share Merger Consideration	3.01	(a)
Purchaser	Recital
Required Equityholders	6.08	(c)
Requisite Stockholder Approval	Recital
Restricted Equityholder	3.05	(b)(iii)
Second Milestone Payment	3.05	(b)(ii)
Shares	Recital
Sixth Milestone Payment	3.05	(b)(ii)
Stockholders’ Representative	6.08	(a)
Stockholders’ Representative’s Losses	6.08	(b)
Surviving Corporation	2.03
Termination Date	8.01	(a)
Third Milestone Payment	3.05	(b)(ii)

Term	Section
Tonnage Condition	3.05(b)(ii)
Track Maintenance Agreement	6.11	(c)
Transfer	2.02	(f)
Voting Trust	2.06
Voting Trust Agreement	2.06
WARN Act	4.09	(f)
Working Capital Statement	3.04	(b)
ARTICLE II
CERTAIN PAYMENTS; THE MERGER
          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company.
          SECTION 2.02. Closing. (a) Subject to Section 6.13, as promptly as practicable after all of the conditions set forth in Article VII have been satisfied or, if permissible, waived, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York or such other office as the Company and Purchaser may mutually agree upon in writing.
          (b) At the Closing, and immediately prior to the Effective Time, Parent or Purchaser shall (i) deliver to the Company (A) the Preferred Redemption Amount and (B) an amount equal to any outstanding Indebtedness of the Company and its consolidated Subsidiaries which will be, or may become, payable as a result of the consummation of the transactions contemplated by this Agreement (the “Debt Payment Amount”), (ii) deliver to the Paying Agent, (A) an amount equal to the consideration to which the holders of Shares become entitled pursuant to Section 3.01(a) hereof less such holders’ proportional share of the aggregate Equityholder’s Percentage of the Escrow Amount, (B) an amount equal to the Consulting Fees Payable, and (C) an amount equal to the consideration to which the holders of Share Units, Company Options and Warrants become entitled pursuant to Section 3.02 hereof less such holders’ such holders’ proportional share of the aggregate Equityholder’s Percentage of the Escrow Amount and (iii) deposit or cause to be deposited (by wire transfer of immediately available funds) cash in the amount of (A) $10,000,000, as such amount may be adjusted in accordance with Section 3.04(a) (the “Escrow Amount”), in an account (the “Escrow Account”) maintained pursuant to the Escrow Agreement to be entered into prior to Closing by Parent, Purchaser, the Company and the Stockholders’ Representative which Escrow Agreement shall provide that any interest and other income resulting from the investment of the Escrow Amount by the escrow agent shall be held in the Escrow Account and shall be disbursed from the Escrow Account in accordance with this Agreement and (B) $7,500,000 (the “Gross-up Escrow Amount”), in an account (the “Gross-up Escrow Account”) designated by Purchaser and maintained pursuant to the Gross-up Escrow Agreement (the “Gross-up Escrow Agreement “) to be entered prior to the Closing by the Company, Kevin Schieffer, the Stockholders’ Representative and Purchaser, which Gross-up Escrow Agreement shall provide that any interest and other income resulting from the investment of the Gross-up Escrow Amount by the escrow agent designated by Parent shall be held in the Gross-up Escrow Account and shall be disbursed from the Gross-up Escrow Account in accordance with the Gross-up Agreement. The amounts described in clauses (i) and (ii) of this Section 2.02(b), and the calculations thereof, shall be specified in a certificate of an officer of the Company delivered to Purchaser seven Business Days prior to the Closing (the “Closing Date Payment Schedule”). The Closing Date Payment Schedule shall be prepared in good faith and shall include reasonable documentation supporting the amounts set forth thereon. If Purchaser notifies the Company at least five Business Days prior to the Closing that it disagrees with the Closing Date Payment Schedule, the parties hereto shall use commercially reasonable best efforts to reach an agreement on such disputed items and amend the Closing Date Payment Schedule to reflect such agreement. The amounts reflected on the Closing Date Payment Schedule, as amended (if applicable), shall be paid as described above by wire transfer in immediately available funds to the accounts designated at least two Business Days prior to the Closing by the Company in a written notice to Purchaser.
          (c) At the Closing, and immediately prior to the Effective Time, the Company shall redeem all of the Preferred Stock in accordance with the terms of the Preferred Stock, and the Company shall withhold and retain for further payment to the applicable Governmental Authority any applicable withholding Taxes in accordance with Section 3.06.
          (d) At the Closing, and immediately prior to the Effective Time, the Company shall pay the Debt Payment Amount to the applicable creditors in the amounts set forth in the Closing Date Payment Schedule.
          (e) No less than five Business Days prior to the Closing, the Company shall deliver to Purchaser an updated version of Schedule 4.03, which shall be true and correct as of the Closing Date. The Company shall reasonably consider any changes thereto requested by Parent prior to Closing.
          (f) At the Closing, the Company shall sell, transfer and assign (“Transfer”) all of its right, title and interest in and to the Credit Risk Premium to an entity to be designated by the Stockholders’ Representative. Following the Closing, Parent shall, and shall cause the Surviving Corporation, Parent and its Affiliates, to cooperate with the Stockholders’ Representative and the entity to which the Credit Risk Premium is intended to be sold, transferred and assigned pursuant to the foregoing sentence to give effect to such sale, transfer and assignment and, if the Company is unable to Transfer the Credit Risk Premium to such entity at the Closing, then the Surviving Corporation shall use its commercially reasonable best efforts, at no cost or expense to the Surviving Corporation or any of its Affiliates and as the Stockholders’ Representative may reasonably request, to take such actions as are necessary to provide such entity with the economic benefits of the ownership of the Credit Risk Premium. The Stockholders’ Representative shall reimburse Parent and its Affiliates for all costs and expenses incurred in connection therewith and the Stockholders’ Representative shall indemnify and hold Parent and its Affiliates harmless from and against all Losses related thereto.
          SECTION 2.03. Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          SECTION 2.04. Certificate of Incorporation; By-Laws.
          (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.
          (b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of the Surviving Corporation shall be amended and restated in their entirety to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.
          SECTION 2.05. Directors and Officers. The director or directors identified to the Company by Parent at least three (3) Business Days prior to the Closing Date shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
          SECTION 2.06. Voting Trust. Immediately following the Effective Time, the shares of the common stock, par value $.01 per share, of the Surviving Corporation shall be deposited into a voting trust (the “Voting Trust”) in accordance with the terms and conditions of a voting trust agreement (the “Voting Trust Agreement”), which agreement shall be in form and substance reasonably acceptable to Purchaser and to the STB.
ARTICLE III
MERGER CONSIDERATION
          SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) Each issued and outstanding Share immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.01(b)) shall cease to be outstanding and be canceled and shall be converted automatically into the right to receive such holders’ proportional share of the aggregate Equityholder’s Percentage of the Escrow Account, as set forth in Section 3.04, and the Gross-up Escrow Account, as set forth in Section 3.06(g), and any Construction Milestone Payment and any Coal Milestone Payments as set forth in Section 3.05, plus an amount in cash, equal to the quotient obtained dividing (i) the Common Equity Consideration by (ii) the sum of (A) the number of Shares outstanding immediately prior to the Effective Time (but after giving effect to Section 3.01(b)), (B) the number of Share Units outstanding immediately prior to the Effective Time, (C) the number of Shares represented by the Company Options and (D) the number of Shares issuable in respect of the Warrants, without interest (the “Per Share Merger Consideration”), to the holder of such Shares, upon surrender, in the manner provided in Section 3.03, of the certificate that formerly evidenced such Share, in all cases less any applicable withholding Taxes in accordance with Section 3.06;
          (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent, Guarantor or any direct or indirect wholly owned subsidiary of Guarantor or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
          (c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation; and
          (d) If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Per Share Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.
          SECTION 3.02. Share Units; Company Options; Warrants.
          (a) Except as set forth in Schedule 3.02(a), each holder of a Share Unit that is outstanding as of the Effective Time shall be entitled to receive such holders’ proportional share of the aggregate Equityholder’s Percentage of the Escrow Account, as set forth in Section 3.04, and the Gross-up Escrow Account, as set forth in Section 3.06(g), and any Construction Milestone Payment and any Coal Milestone Payments as set forth in Section 3.05, if any, and shall be paid by the Paying Agent, on behalf of the Surviving Corporation, in exchange for the cancellation of such Share Unit, an amount in cash, without interest, in each case less any applicable withholding Taxes in accordance with Section 3.06, which applicable withholding Taxes shall be paid to the Surviving Corporation immediately after being so withheld for further payment to the applicable Governmental Entity, equal to, as applicable, (i) with respect to Share Units granted under the 1994 Bonus Share Plan, the product of (a) the Per Share Merger Consideration and (b) the aggregate number of such holder’s Share Units or (ii) with respect to Share Units granted under the 2004 Bonus Share Plan, (A) the product of (1) the Per Share

Merger Consideration and (2) the aggregate number of such holder’s Share Units less (B) the aggregate Base Value for such holder’s Share Units.
          (b) Each holder of (i) a vested or unvested option to purchase Shares (a “Company Option”) or (ii) a Warrant, in each case outstanding at the Effective Time, shall be entitled to receive such holders’ proportional share of the aggregate Equityholder’s Percentage of the Escrow Account, as set forth in Section 3.04, and the Gross-up Escrow Account, as set forth in Section 3.06(g), and any Construction Milestone Payment and any Coal Milestone Payments as set forth in Section 3.05, if any, and shall be paid by the Paying Agent, on behalf of the Surviving Corporation, in exchange for the cancellation of such Company Option or Warrant, an amount in cash, without interest, in each case less any applicable withholding Taxes in accordance with Section 3.06, which applicable withholding Taxes shall be paid to the Surviving Corporation immediately after being so withheld for further payment to the applicable Governmental Entity, equal to the product of (x) the number of Shares subject to such Company Option or Warrant, as applicable, and (y) the excess of (1) the Per Share Merger Consideration over (2) the exercise price per Share issuable upon the exercise of such Company Option or Warrant, as applicable (the aggregate amount of which is the “Option/Warrant Merger Consideration”).
          SECTION 3.03. Surrender of Shares; Stock Transfer Books.
          (a) At least fifteen Business Days prior to the Effective Time, the Company shall designate a bank or trust company reasonably acceptable to Purchaser to act as agent (the “Paying Agent”) for (i) the holders of Shares, Share Units, Company Options and Warrants (the “Holders”) to receive the funds to which such Holders shall become entitled pursuant to Section 3.01(a) and Section 3.02 and (ii) the Consulting Fees Payable to which any Consultants shall become entitled upon consummation of the Merger. Except as provided in Section 3.03(b) below, such funds shall be invested by the Paying Agent as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).
          (b) At least ten Business Days prior to the Effective Time, the Company shall cause the Paying Agent to deliver to each person who is, as of such date, (i) a Holder entitled to receive the Per Share Merger Consideration pursuant to Section 3.01(a) or Section 3.02 a form of letter of transmittal reasonably acceptable to Purchaser (which shall specify, in the case of a Holder of Shares, that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and, if applicable, evidencing ownership of Share Units, Company Options and Company Warrants pursuant to such letter of transmittal and (ii) a Consultant entitled to receive any Consulting Fees Payable a letter of instruction (together with the letter of transmittal, a

“Letter”) for payment of the applicable Consulting Fee Payable to the Consultant. Upon delivery to the Paying Agent of a Letter duly completed and validly executed in accordance with the instructions thereto, together with (A) as applicable, Certificates or evidence of ownership of Share Units, Company Options and Company Warrants, (B) with respect to each Equityholder, each Release and/or Termination Agreement to which such Equityholder is to be a party, and (C) such other documents as may be required pursuant to such instructions, (1) the Holder shall be entitled to receive in exchange for its Certificates, Share Units, Company Options or Company Warrants (or appropriate evidence of the ownership thereof) the Per Share Merger Consideration for each Share formerly evidenced by such Certificate, Share Units, Company Options or Warrants (in each case after giving effect to any required withholding Tax in accordance with Section 3.06, which applicable withholding Taxes shall be paid to the Surviving Corporation immediately after being so withheld for further payment to the applicable Governmental Entity) and such Certificates, Share Units, Company Options or Company Warrants shall then be canceled and (2) a Consultant shall be entitled to receive its applicable Consulting Fee Payable. Notwithstanding the foregoing, the aggregate Per Share Merger Consideration to which Globe Investments, Martin Curie Capital Return Trust PLC (F&C Asset Management PLC), Electra Investment Trust PLC, Hoare Govett Nominees Limited, Candover Investments PLC and Sun Alliance Trust Co. LTD become entitled to receive at the Closing under this Agreement shall be reduced by the amount of any payment with respect to the FIRPTA Report, estimated to be $555,000.00. No interest shall accrue or be paid on the Per Share Merger Consideration or Consulting Fees Payable. The Company shall cause the Paying Agent to pay by wire transfer on the Closing Date the amount that a Holder is entitled to receive pursuant to Section 3.01(a) or Section 3.02 or that a Consultant is entitled to receive to any such Holder or Consultant who delivers to the Paying Agent, at least two Business Days prior to the Effective Time, the documentation required by the first two sentences of this Section 3.03(b), together with wire instructions for such holder’s account. If the payment equal to the Per Share Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate or evidence of ownership of Share Units, Company Options or Warrants so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. If any Holder is unable to surrender such holder’s Certificates, Share Units, Company Options or Company Warrants because such Certificates, Share Units, Company Options or Company Warrants have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.
          (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to Holders or Consultants (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) together with any applicable withholding Taxes withheld and not yet paid to the Surviving Corporation, and, thereafter, such Holders and Consultants shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Per Share Merger Consideration or Consulting Fees Payable that may be payable under this Section 3.03. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any Holder for any Per Share Merger Consideration or to any Consultant for any Consulting Fees Payable delivered in respect thereof to a public official pursuant to any abandoned property, escheat or other similar law.
          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.
          SECTION 3.04. Working Capital Statement.
          (a) No later than five (5) Business Days before the Closing Date, the Company shall deliver to Purchaser a statement containing good faith estimates of Working Capital (the “Estimated Working Capital”) and of the Debt Amount (the “Estimated Debt Amount” and such statement, the “Estimated Working Capital Statement”), in each case as of 12:01 a.m., Central time, on the Closing Date. The Estimated Working Capital Statement will be prepared on a basis consistent with and using the same methods used in preparing the Audited Financial Statements as of December 31, 2006 and shall include reasonable documentation supporting the amounts set forth thereon. If Purchaser notifies the Company at least three (3) Business Days prior to the Closing that it disagrees with the Estimated Working Capital Statement or the Estimated Debt Amount, the parties hereto shall use commercially reasonable best efforts to reach agreement on such disputed items and amend the Estimated Working Capital Statement to reflect such agreement. If the parties are not able to resolve such dispute prior to the Closing, such amount in dispute up to $10,000,000, shall be deposited into the Escrow Account at the Closing (the “Disputed Pre-Closing Working Capital Amount”) and shall be subject to the dispute resolution mechanism set forth in Section 3.04(d).
          (b) No later than 90 days following the Closing Date, Parent shall cause to be prepared and delivered to the Stockholders’ Representative a statement of Working Capital and the Debt Amount, in each case as of 12:01 a.m., Central time, on the Closing Date (the “Working Capital Statement”). The Working Capital Statement will be prepared on basis consistent with and using the same methods used in preparing the Audited Financial Statements as of December 31, 2006 and shall include reasonable documentation supporting the amounts set forth thereon and shall state whether Parent continues to dispute the Disputed Pre-Closing Working Capital Amount.
          (c) Subject to Section 3.04(d), the Working Capital Statement, and the Working Capital and the Debt Amount set forth therein, shall be final, binding and conclusive on the parties hereto (the “Final Working Capital” and the “Final Debt Amount”).
          (d) The Stockholders’ Representative may dispute any amounts reflected on the Working Capital Statement and, to the extent still in dispute, any Disputed Pre-Closing Working Capital Amounts, solely on the basis that the amounts reflected on the Working Capital

Statement and, to the extent still in dispute, any Disputed Pre-Closing Working Capital Amounts were not arrived at in a manner consistent with and using the same methods used in preparing the Audited Financial Statements as of December 31, 2006 or were arrived at based on mathematical or clerical error; provided, however, that the Stockholders’ Representative shall have notified Parent in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of Parent’s delivery of the Working Capital Statement to the Stockholders’ Representative. In the event of such a dispute, the Stockholders’ Representative and Parent shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. Any item or amount to which no dispute is raised in a timely delivered notice will be final, conclusive and binding on the parties as of the end of such 30th Business Day. If the Stockholders’ Representative and Parent are unable to reach a resolution with such effect within 30 Business Days after the receipt by Parent of the Stockholders’ Representative’s written notice of dispute, Parent shall submit the items remaining in dispute for resolution to KPMG, LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Company and Parent, to another independent accounting firm of international reputation mutually acceptable to the Stockholders’ Representative and Parent) (either KPMG, LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Stockholders’ Representative and Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on the Stockholders’ Representative and Parent and the Working Capital and the Debt Amount as adjusted pursuant to such report shall be, respectively, the “Final Working Capital” and the “Final Debt Amount”. Notwithstanding anything to the contrary contained above, the Independent Accounting Firm is solely authorized and permitted to determine whether the Parent’s calculations were prepared in a manner consistent with and using the same methods used in preparing the Audited Financial Statements as of December 31, 2006 or were arrived at based on mathematical or clerical error. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Stockholders’ Representative and Parent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.
          (e) In acting under this Section 3.04, the Stockholders’ Representative, Parent and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
          SECTION 3.05. Post-Closing Payments. (a) The date on which both of the Final Working Capital and the Final Debt Amount have been finally determined in accordance with Section 3.04 is hereinafter referred to as the “Determination Date”, and the amount of such Final Working Capital and the Final Debt Amount shall be used to adjust the Common Equity Consideration (the amount of such adjustment as determined pursuant to the following two sentences, “Final Adjustment Amount”). In the event that the sum of (i) the Final Working Capital less the Estimated Working Capital and (ii) the Estimated Debt Amount less the Final Debt Amount is a positive number, then Parent shall pay to the Paying Agent, for prompt payment to the Equityholders, in proportion to their respective aggregate Equityholder’s Percentage in the Escrow Account, an amount equal to such positive number (less any applicable withholding Taxes in accordance with Section 3.06, which applicable withholding Taxes shall be paid to the Surviving Corporation immediately after being so withheld for further payment to the applicable Governmental Entity), together with interest thereon at a rate equal to the average LIBOR for the period beginning on the Closing Date and ending on the date of payment. In the event that the sum of (x) the Final Working Capital less the Estimated Working Capital and (y) the Estimated Debt Amount less the Final Debt Amount is a negative number, then the Stockholders’ Representative and Parent shall direct the escrow agent maintaining the Escrow Account to pay Parent an amount equal to the absolute value of such negative number, together with interest earned thereon. Any required payment shall be made by Parent or the escrow agent (at the direction of the Stockholders’ Representative), as the case may be, on the third Business Day following the Determination Date, in immediately available funds by wire transfer to, in the case of the Equityholders, the Paying Agent and, in the case of Parent, such bank account or accounts as Parent may specify. At the time of the payment of the Final Adjustment Amount pursuant to this Section 3.05, the balance of the Escrow Account shall be paid to the Paying Agent for distribution by the Paying Agent to the Equityholders in accordance with their respective Equityholder’s Percentages. If the funds held pursuant to the Escrow Agreement are not sufficient to pay the Final Adjustment Amount, then Parent shall have the right to setoff and apply the Construction Milestone Payment or a Coal Milestone Payment against any such shortfall (plus interest accruing on such amount from the Closing Date to the payment date at an annual rate of 5%); provided that no party shall have any other right of setoff for any reason whatsoever against the Construction Milestone Payment or any Coal Milestone Payment or any interest accrued thereon except with respect to Parent’s rights of setoff with respect to to: (1) the Final Adjustment Amount as set forth in Section 3.05(a), (2) the FIRPTA Amount, the 280G Amounts and the 409A Amounts as set forth in Section 3.06, and (3) the LC Amount and the Non-Releasing Equityholder Indemnity Amount as set forth in Section 6.11 .
          (b) Milestone Payments.
          (i) Parent (or its transferees, successors or assigns) shall cause the Surviving Corporation (or its transferees, successors or assigns) to pay to the Equityholders an aggregate of $350,000,000, less any amount deposited into escrow pursuant to Section 6.11 (plus interest on such amount from the Closing Date to the earlier of the payment date and December 31, 2012, at a rate of 5% compounded annually and less any applicable withholding Taxes in accordance with Section 3.06) (the “Construction Milestone Payment”), and subject to Parent’s right to setoff against the Construction Milestone Payment with respect to: (1) the Final Adjustment Amount as set forth in Section 3.05(a), (2) the FIRPTA Amount, the 280G Amounts and the 409A Amounts as set forth in Section 3.06, and (3) the LC Amount and the Non-Releasing Equityholder Indemnity Amount as set forth in Section 6.11, upon the earlier to occur of either: (A) the issuance of a “notice(s) to proceed”, duly authorized, directly or indirectly, by the board of directors of Parent (or its transferees, successors or assigns) in its sole discretion, under contracts for construction of any portion of the New Construction line for which the maximum aggregate amount committed to be paid exceeds $500 million, or (B) Parent (or its transferees, successors or assigns) or one or more of its Affiliates (or their transferees, successors or assigns), to the extent such Affiliate or Affiliates are authorized to do so by the board of directors of Parent (or its transferees, successors or assigns) in its sole discretion, causing the movement of more than 10,000 cubic yards of earth in connection with the New Construction line (collectively, the “Construction Conditions”). Parent agrees that, for either the issuance of the “notice(s) to proceed” or the movement of more than 10,000 cubic yards of earth in connection with the New Construction to take place, its board of directors must (or the board of directors of its transferees, successors or assigns shall be required to) take formal action authorizing such activity. Notwithstanding the foregoing, if neither of the Construction Conditions has been satisfied prior to December 31, 2025, no Construction Milestone Payment shall be payable.
          (ii) Parent (or its transferees, successors or assigns) shall cause the Surviving Corporation (or its transferees, successors or assigns) to pay to the Equityholders certain payments (the “Coal Milestone Payments”) not to exceed $707,000,000 in the aggregate (plus an inflation adjustment accruing on each such amount from the Closing Date to the payment date at a rate of 2% compounded annually and less any applicable withholding Taxes in accordance with Section 3.06), and subject to Parent’s right to setoff against the Coal Milestone Payments with respect to: (1) the Final Adjustment Amount as set forth in Section 3.05(a), (2) the FIRPTA Amount, the 280G Amounts and the 409A Amounts as set forth in Section 3.06, and (3) the LC Amount and the Non-Releasing Equityholder Indemnity Amount as set forth in Section 6.11, if prior to December 31, 2025, shipments of Powder River Basin coal over any portion of the New Construction line exceed certain tonnage targets (without rounding) for any calendar year as set forth in this clause (ii) below (the “Tonnage Condition”):

Tonnage Condition	Coal Milestone Payment
At least 40 million tons in any calendar year	$58,000,000 plus an inflation adjustment from the Closing Date at a rate of 2%, compounded annually (the “First Milestone Payment”)

At least 50 million tons in any calendar year	$60,000,000 plus an inflation adjustment from the Closing Date at a rate of 2%, compounded annually (the “Second Milestone Payment”)

At least 60 million tons in any calendar year	$100,000,000 plus an inflation adjustment from the Closing Date at a rate of 2%, compounded annually (the “Third Milestone Payment”)

At least 75 million tons in any calendar year	$164,000,000 plus an inflation adjustment from the Closing Date at a rate of 2%, compounded annually (the “Fourth Milestone Payment”)

At least 100 million tons in any calendar year	$175,000,000 plus an inflation adjustment from the Closing Date at a rate of 2%, compounded annually (the “Fifth Milestone Payment”)

At least 125 million tons in any calendar year	$150,000,000 plus an inflation adjustment from the Closing Date at a rate of 2%, compounded annually (the “Sixth Milestone Payment”)

Upon satisfaction of any Tonnage Condition (and payment of the corresponding Coal Milestone Payment), the Equityholders will no longer be eligible to receive the Coal Milestone Payment corresponding to said Tonnage Condition. For purposes of illustration, in no event will Parent be obligated to pay more than one of each of the First Milestone Payment, Second Milestone Payment, Third Milestone Payment, Fourth Milestone Payment, Fifth Milestone Payment and the Sixth Milestone Payment upon satisfaction of any Tonnage Condition. If during any calendar year the Company satisfies more than one Tonnage Condition that has not previously been satisfied, then Parent shall make the corresponding Coal Milestone Payments for each such Tonnage Condition which has been satisfied through such time. For purposes of illustration, Section 3.05(b) of the Disclosure Schedule sets forth an example of the satisfaction of multiple Tonnage Conditions during a particular calendar year. Any tonnage that is under contract with either railroad (i.e., BNSF or Union Pacific Railroad, or their successors) serving the PRB (the “Incumbent Carriers”) and moves on an emergency basis via any portion of the lines that may be constructed or improved pursuant to the PRB Expansion (“Emergency Tonnage”) shall not be included in measuring whether a Tonnage Condition has been met. Any tonnage under contract with Incumbent Carrier(s) that is moved over any portion of the PRB Expansion for less than six months shall be assumed to be Emergency Tonnage, unless there is a preponderance of the evidence to the contrary. Any tonnage under contract with Incumbent Carrier(s) that is diverted for more than six months shall be assumed to be other than Emergency Tonnage and shall be included in measuring whether a Tonnage Condition has been met, unless there is a preponderance of the evidence to the contrary. The parties understand and agree that the terms and conditions of any contract and agreement entered into after the Closing Date and related to the shipment of coal shall be determined by Parent in its sole discretion.
          (iii) Timing of Payments. Within thirty (30) days following the satisfaction of the Construction Conditions or a Tonnage Condition, and, in any event, within forty-five (45) days following each calendar year prior to the earlier of December 31, 2025 and the payment of the Sixth Milestone Payment, Parent shall prepare and deliver to the Stockholders’ Representative a statement certified by Parent’s Chief Financial Officer or Chief Executive Officer setting forth (A) the status of the Construction Condition and the Tonnage Conditions, including a description of the status, in reasonable detail, of the PRB Expansion and (B) whether facts or circumstances have arisen to Parent’s knowledge that are likely to give rise to a deduction from the Construction Milestone Payment or any Coal Milestone Payment in respect of a FIRPTA Amount, 280G Amount, 409A Amount or an LC Amount (the “Milestone Statement”). Notwithstanding the foregoing and solely with respect to any of the above-described amounts payable after the fifth (5th) anniversary of the Effective Time in respect of any portion of the Equityholder’s Percentages which are attributable to interests under the Bonus Share Plans or the Warrant Agreement dated November 4, 2005, between the Company and Kevin V. Schieffer (the holders of such Equityholder’s Percentages, the “Restricted Equityholders”), which Equityholders and their applicable Equityholder’s Percentages shall be identified in a writing delivered by the Stockholders’ Representative to Parent at least thirty (30) days prior to the fifth (5th) anniversary of the Effective Time, such payments shall not be paid to the Stockholders’ Representative or any Restricted Equityholder prior to January 1 of the calendar year next following the calendar year in which a Construction Condition or Tonnage Condition, as the case may be, occurs and shall be paid in such next following year on the later of the first Business Day of such year or the date the amount would otherwise be paid to the Stockholders’ Representative (and promptly paid to the Restricted Equityholders by the Stockholders’ Representative on receipt) as provided herein. The preceding sentence shall not, however, be interpreted as interfering with or as a waiver of Parent’s right to enforce its legal rights as provided above, provided that the parties hereto agree that if there is a dispute or payment thereafter as a result of a dispute it shall be paid in a manner that satisfies the requirements of Treasury regulation section 1.409A-3(g). The Milestone Statement shall become final and binding upon the parties on the sixtieth (60th) day following receipt thereof by the Stockholders’ Representative unless the Stockholders’ Representative gives written notice of its disagreement with the Milestone Statement (“Notice of Disagreement”) to Parent before such date. Any Notice of Disagreement must set forth in reasonable detail the nature of any disagreement. During the 30-day period following the delivery of a Notice of Disagreement, the Stockholders’ Representative and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, the Stockholders’ Representative and Parent have not reached agreement on all such matters, then the Stockholders’ Representative and Parent shall be entitled to seek such other remedies as may be available at Law. Not later than the tenth (10th) day following the date the Milestone Statement becomes final, whether automatically because the Stockholders’ Representative does not provide a Notice of Disagreement, by agreement of Parent and the Stockholders’ Representative or otherwise, if the final Milestone Statement sets forth the satisfaction of the Construction Conditions or one or more Tonnage Conditions, as applicable, Parent shall cause the Surviving Corporation to deposit by wire transfer of immediately available funds to (i) a single bank account specified by the Stockholders’ Representative, the Construction Milestone Payment or the applicable Coal Milestone Payment(s), less, as applicable, any FIRPTA Amount, LC Amount, 409A Amount and 280G Amount and (ii) to the Escrow Account the Non-Releasing Equityholder Amount, if any. After deducting from any such Construction Milestone Payment or the applicable Coal Milestone Payment(s), as adjusted pursuant to the foregoing sentence, any amounts any Consultants are entitled to receive, which amounts Parent and the Stockholders’ Representative shall use commercially reasonable best efforts to agree upon within ten days of the Milestone Statement becoming final, and distributing such amounts to the Consultants as required, the Stockholders’ Representative shall distribute the remainder of such Construction Milestone Payment or Coal Milestone Payment(s), as applicable, among the Equityholders in proportion to their respective Equityholders’ Percentage or as otherwise agreed among the Equityholders and the Stockholders’ Representative. Each party shall pay its own fees and expenses incurred during the 30-day review period with respect to the resolution of a Notice of Disagreement.
          (iv) During the period of any dispute provided for in Section 3.05(b)(iii), and otherwise not more frequently than once per year until December 31, 2025, at the request of the Stockholders’ Representative, Parent shall provide the Stockholders’ Representative and its representatives (including legal and financial advisors), reasonable access to the books, records, facilities and employees of the Surviving Corporation and, to the extent applicable, Parent and its Affiliates and any other person operating the PRB Expansion and its Affiliates, and Parent shall cooperate, and cause its Affiliates, the Surviving Corporation and any other person operating the PRB Expansion and its Affiliates to cooperate, with the Stockholders’ Representative and its representatives (including legal and financial advisors), to the extent reasonably required by the Stockholders’ Representative to investigate the basis for any such dispute.
          (v) Payments made pursuant to this Section 3.05(b) will be treated as adjustments to the consideration payable to the Equityholders in exchange for their Shares, Share Units, Warrants and Company Options, as the case may be, for U.S. federal income tax purposes and any other applicable Tax law (except to the extent a portion of such payments are treated as interest under Section 483 of the Internal Revenue Code or other applicable Tax law). For all Tax purposes, each party agrees not to take an inconsistent position therewith including in the filing of any Tax Return or pursuant to any audit or administrative or judicial proceeding.
          (vi) Subject to any restrictions on transfer contained in the Bonus Share Plans, the Warrant Agreement dated November 4, 2005, between the Company and Kevin V. Schieffer and the Director Change in Control Agreements, each Equityholder shall be entitled to transfer all right, title and interests in and to its right to receive any payments under this Section 3.05 to: (i) one or more entities identified to Parent by the Stockholders’ Representative, which entity or entities shall have been formed for the purposes of holding such rights and administering such Equityholders’ rights under this Agreement, provided (A) if such transfer occurs on or prior to the Closing, such transfer shall be approved in advance by the Stockholders’ Representative, which approval shall not be unreasonably withheld or delayed and (B) if such transfer occurs after the Closing, such transfer shall be approved in advance by Parent, which approval shall not be unreasonably withheld or delayed; (ii) one of its Affiliates, provided such transferee remains an Affiliate of the transferor or (iii) to any member of the immediate family of such Equityholder or any trust or trustee for the benefit thereof for estate or Tax planning purposes; provided, in each of (i)(A), (i)(B), (ii) and (iii), such transferee delivers to the Stockholders’ Representative and Parent an agreement to be bound by the terms of this Agreement. The Stockholders’ Representative shall provide Parent with notice of all such transfers which have occurred during a calendar quarter within 30 days of the end of each calendar quarter until the earlier to occur of December 31, 2025 or all payments of the Construction Milestone Payment and each Coal Milestone Payment have been made, if applicable.

          (vii) Parent, Purchaser and Guarantor acknowledge and agree no direct or indirect transfer of any right, title and interest in the Surviving Corporation, the PRB Expansion or the right to undertake the PRB Expansion shall relieve Parent, Purchaser or Guarantor of their respective obligations hereunder and, to the extent applicable hereto, Section 6.12, without the consent of the Stockholders’ Representative
          SECTION 3.06. Withholding Taxes. (a) Subject to subsections (b), (c), (d), (e) and (f) of this Section 3.06, Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to withhold and deduct Taxes on payments made pursuant to Section 2.02(b) and this Article III to the extent required by applicable Law. Any amounts withheld shall be timely paid to the person required to remit the withheld amounts to the appropriate Governmental Entity, and such person shall timely remit such amounts to the appropriate Governmental Entity.
          (b) Notwithstanding subsection (a) of this Section 3.06, if Parent, Purchaser, the Surviving Corporation or the Paying Agent determines that withholding, other than an Expected Withholding Tax, is required by applicable Law, then Parent, Purchaser, the Surviving Corporation or the Paying Agent, as applicable, shall use its best efforts to so notify the payees subject to such withholding and the Stockholders’ Representative in writing at least 15 days prior to the date the payment is to be made, together with a statement setting forth the amount of such non-Expected Withholding Tax to be deducted and withheld. If an affected payee objects in writing to the Parent, Purchaser, the Surviving Corporation or the Paying Agent’s determination, then Parent, the Stockholders’ Representative and such payee shall negotiate in good faith to agree on the amount that should be deducted and withheld. If (A) Parent, the Stockholders’ Representative and such payee are unable to agree on such amount prior to the date such payment is to be made or (B) despite using best efforts to identify any withholding requirements and give such notice at least 15 days before a payment is required to be made, Parent, Purchaser, the Surviving Corporation or the Paying Agent determine that withholding, other than an Expected Withholding Tax, is required by applicable Law, prior to the date a payment is required to be made, then Parent, Purchaser, the Surviving Corporation and the Paying Agent shall withhold and deduct the amount that they have determined is required under applicable Law, and if the affected payee or the Stockholders’ Representative objects in writing to such withholding, Parent shall engage a nationally recognized Law firm mutually acceptable to Parent, the Stockholders’ Representative and such payee to render an opinion, addressed to Parent, as to whether such withholding was required under applicable Law, which opinion, absent manifest error, shall be conclusive and binding. If the Law firm renders an opinion that such withholding was not required under applicable Law, then Parent shall pay to the Stockholders Representative for further payment to such payee such an amount as may be necessary so that, after giving effect to all additional withholdings or deductions on such amount, such payee receives an after-Tax amount equal to the amount that such payee would have been entitled to receive in the absence of the imposition of the non-required withholding. The costs incurred in connection with the engagement of such Law firm shall be paid by the party whose position was not sustained by such Law firm. For the avoidance of doubt, none of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable for any Tax or obligated to make payments to a payee solely as a result of its failure to give the notice of withholding described in this subsection (b). Notwithstanding the foregoing, the parties agree that the terms of this subsection (b) shall not apply with respect to any withholding under Sections 1445, 4999 or 409A of the Internal Revenue Code.

          (c) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that (i) payments made pursuant to Section 2.02(b) and this Article III will not be subject to withholding under Section 1445 of the Internal Revenue Code provided that, based on the valuations provided and the methodologies used in the FIRPTA Report, the Company delivers to Parent at the Closing a certificate (the “FIRPTA Certificate”) completed in accordance with Treasury regulation sections 1.897-2(h)(1) and 1.1445-2(c)(3) and an executed IRS notice (the “IRS Notice”) completed in accordance with Treasury regulations section 1.897-2(h) (together with any attachments or supplements thereto, including any statements required under Treasury regulations section 1.897-2(h)(5)), and provided further that the FIRPTA Report is delivered to Parent on or prior to the Closing Date, and that Parent has not received a bona fide notice described in Treasury regulations section 1.1445-2(c)(3)(ii), and (ii) in the event that the Company does not timely provide such FIRPTA Certificate, the IRS Notice or statements in accordance with clause (i) (or Parent has received a bona fide notice described in Treasury regulations section 1.1445-2(c)(3)(ii)), such payments that are made to a payee will not be subject to withholding under Section 1445 of the Internal Revenue Code provided that such payee delivers to Parent at the Closing or on an earlier date a certification that it is not a foreign person, completed in accordance with Treasury regulations section 1.1445-2(b)(2), and provided further that Parent has not received the notice described in Treasury regulations section 1.1445-2(b)(4)(iii). If such withholding occurs, the amounts withheld shall be timely paid to the person required to remit the withheld amounts to the appropriate Governmental Entity, and such Person shall timely remit such amounts to the appropriate Governmental Entity. If such withholding does not occur and the IRS finally determines that withholding was required under Section 1445 and Parent or the Surviving Corporation provides the Stockholders’ Representative with reasonably sufficient evidence of such final determination, (i) Parent shall be entitled to deduct an amount equal to the amount of any Taxes, interest and penalties incurred directly as a result of such failure to withhold, plus interest accrued thereon at a rate of 5% per year compounded annually from the date such Taxes, interest and penalties are paid through the date of such deduction (the “FIRPTA Amount”) from the Construction Milestone Payment or a Coal Milestone Payment as provided in Section 3.05(b) of this Agreement; provided, however, that the foregoing indemnity shall not apply to any additional Taxes, interest and penalties incurred after the date of the final determination as a result of Parent’s failure to pay such Taxes, interest and penalties when due under the final determination and (ii) Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall be entitled to withhold and deduct amounts required to be withheld under Section 1445 of the Internal Revenue Code from any payments made pursuant to Section 2.02(b) and this Article III on or after the date of such final determination from such future payments.
          (d) Notwithstanding anything to the contrary herein, to the extent that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to withhold or deduct any Canadian Taxes from any payment made pursuant to Section 2.02(b) or this Article III, the amount payable under such provisions shall be increased as may be necessary so that, after giving effect to all withholdings or deductions of Canadian Taxes (including withholdings or deductions of Canadian Taxes in respect of additional amounts payable under this Section 3.06(d)), the relevant payee receives an after-Tax amount equal to the amount that such payee would have been entitled to receive in the absence of the imposition of such Canadian Taxes.

          (e) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that certain payments made to “disqualified individuals” within the meaning of Section 280G of the Internal Revenue Code may be subject to Section 280G of the Internal Revenue Code and, hence would be subject to withholding pursuant to Section 4999 of the Internal Revenue Code. The Company shall within fifteen Business Days of the date hereof deliver to Parent a report of its independent accountants (the “280G Report”), based on the Common Equity Consideration and including a “reasonable compensation” analysis, disclosing the amounts constituting the total, on an individual basis for each “disqualified individual” as defined in Q&A 15 of Treasury Reg. §1.280G-1 and in the aggregate (a) “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code, (b) “base amounts” within the meaning of Section 280G(b)(3) of the Internal Revenue Code and (c) “excess parachute payments” within the meaning of Section 280G(a) of the Internal Revenue Code. Item (a) of the preceding sentence shall be shown before and after any reduction determined by such accountants to be available pursuant to Section 280G(b)(4)(A) of the Internal Revenue Code and items (b) and (c) of the preceding sentence shall be shown both before and after any reduction determined by such accountants to be available pursuant to Section 280G(b)(4)(B) of the Internal Revenue Code. The 280G Report also shall (i) disclose, on the same basis described above, the amounts subject to withholding pursuant to Section 4999 of the Internal Revenue Code, (ii) contain such detail and supporting documentation so as to allow an independent party to confirm the calculations contained therein and the facts relied upon in preparing such report and (iii) be accompanied by a written tax opinion of the Company’s independent accountants supporting the positions used in such calculations, including a statement that the Company shall be entitled to file its federal income and employment tax returns for the periods in which such payments are made in reliance upon such report. The amounts withheld by the Company shall be based on the conclusions reached in the 280G Report. If the Internal Revenue Service finally determines that additional withholding was required under Section 4999 of the Internal Revenue Code and the Surviving Corporation provides the Stockholders’ Representative with reasonably sufficient evidence of such final determination, Parent shall be entitled to deduct an amount equal to the Taxes, interest and related penalties incurred directly as a result of such failure to adequately withhold, together with interest accrued thereon at a rate of 5% per year compounded annually from the date such Taxes, interest and penalties are paid through the date of the deduction (the “280G Amounts”) from the Construction Milestone Payment or a Coal Milestone Payment as provided in Section 3.05(b) of this Agreement; provided, however, that the foregoing indemnity shall not apply to any additional Taxes, interest and penalties incurred after the date of such final determination as a result of the Surviving Corporation’s failure to timely pay any such Taxes, interest and penalties when due under the final determination. Any amounts payable after the Closing Date to persons identified as “disqualified individuals” in the 280G Report and treated as compensation for U.S. federal income tax purposes that are considered by the Surviving Corporation in reasonable good faith to be subject to Section 280G of the Internal Revenue Code shall be treated by the Surviving Corporation as subject to 280G of the Internal Revenue Code and the withholding required by Section 4999 of the Internal Revenue Code shall be made and notice thereof shall be given to the applicable payee and the Stockholders’ Representative if such treatment and withholding is inconsistent with the recommendations set forth in the 280G Report.
          (f) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that certain compensation earned and deferred prior to the Closing Date may be subject to Section 409A of the Internal Revenue Code and, hence, includible in employees’ gross income and subject to regular withholding. If the Internal Revenue Service finally determines that additional withholding was required with respect to amounts includible in any employee’s gross income pursuant to Section 409A of the Internal Revenue Code and the Surviving Corporation provides the Stockholders’ Representative with reasonably sufficient evidence of such final determination, Parent shall be entitled to deduct an amount equal to the Taxes and related penalties (including interest) incurred directly as a result of such failure to adequately withhold, together with interest accrued thereon at a rate of 5% per year compounded annually from the date such Taxes and penalties (including interest) are finally determined by the Internal Revenue Service through the date of the deduction (the “409A Amounts”) from the Construction Milestone Payment or a Coal Milestone Payment as provided in Section 3.05(b) of this Agreement; provided, however, that the foregoing indemnity shall not apply to any additional Taxes, interest and penalties incurred after the date of such final determination as a result of the Surviving Corporation’s failure to timely pay any such Taxes, interest and penalties when due under the final determination.
          (g) Except as may be provided in the Gross-up Escrow Agreement, any amounts held in the Gross-up Escrow Account at the expiration of the applicable statue of limitations with respect to the matters which are subject to the Gross-Up Agreement shall be paid to the Stockholders’ Representative and the Stockholders’ Representative shall distribute such amounts, less any applicable amounts required to be distributed to any Consultants, among the Equityholders in proportion to their respective Equityholders’ Percentage or as otherwise agreed among the Equityholders and the Stockholders’ Representative.
          SECTION 3.07. No Dissenter’s Rights. In accordance with Schwabacher v. United States, 334 U.S. 192 (1948), holders of Shares will not have any dissenter’s rights, provided, however, that if the STB, the successor agency to the Interstate Commerce Commission, (or any successor agency) or a court of competent jurisdiction determines that dissenter’s rights are available to holders of Shares, then holders of such Shares shall be provided with dissenter’s rights in accordance with the DGCL.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Purchaser, except as set forth on the Disclosure Schedule, as of the date of this Agreement or, if a representation or warranty is made as of a specified date, as of such date, as follows:
          SECTION 4.01. Authority of the Company. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Definitive Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Definitive Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company (including all necessary action by the Board of Directors and Equityholders). This Agreement and the Definitive Agreements have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement and the Definitive Agreements constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
          SECTION 4.02. Incorporation and Qualification and the Company and the Subsidiaries. Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each of the Company and the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which do not have a Material Adverse Effect. No other jurisdiction has demanded, requested or otherwise indicated in writing that the Company or any Subsidiary is required so to qualify on account of the ownership or leasing of its assets and properties or the conduct of the Business. True and complete copies of the Certificate of Incorporation and By-laws of the Company and the Subsidiaries, as amended to the date of this Agreement, have been made available to Purchaser.
          SECTION 4.03. Capital Stock of the Company and the Subsidiaries. The entire authorized and outstanding capital stock of the Company and the Subsidiaries, as of the date of this Agreement, is as set forth in Section 4.03 of the Disclosure Schedule. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable, and none of such shares were issued in violation of any preemptive or other rights. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character issued or authorized by the Company or the Subsidiaries relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as set forth in Section 4.03 of the Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or the Subsidiaries to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the Company or any Subsidiary is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares or securities of the Company or any Subsidiary.
          SECTION 4.04. Subsidiaries. Except for the Subsidiaries, which are wholly owned, directly or indirectly, by the Company, the Company has no subsidiaries, equity investments or interests in joint ventures or any other Person.

          SECTION 4.05. No Conflict. Except as set forth in Section 4.06 of this Agreement or in Section 4.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Definitive Agreements by the Company do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any Subsidiary or their assets, (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Company or any Subsidiary is a party or by which any of such assets or properties are bound or affected, except as would not, in the case of either (b) or (c) above, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect.
          SECTION 4.06. Consents, Approvals, Licenses, Etc. (a) No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Person is required to be made or obtained by the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (a) any applicable requirements of the ICCTA and the regulations of the STB and, if applicable, compliance with the HSR Act; (b) any applicable non-United States consents, approvals, authorizations, filings and notifications required under any applicable antitrust, competition or trade regulation Law, except where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits, or to make such declarations, filings or registrations or notifications would not (i) individually or in the aggregate, prevent the Company from performing its obligations under this Agreement or (ii) have a Material Adverse Effect. The Company and the Subsidiaries hold all Licenses, except Licenses the failure of which to have been obtained has not had and would not reasonably be expected to have a Material Adverse Effect (the “Company Licenses”). Section 4.06 of the Disclosure Schedule sets forth a list of said Company Licenses. Except as set forth in Section 4.06 of the Disclosure Schedule, (i) to the knowledge of the Company no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Company License or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Company License, or which might materially and adversely affect the rights of the Company or any Subsidiary under any such Company License; (ii) no written notice of cancellation, of default or of any dispute concerning any Company License, or of any event, condition or state of facts described in the preceding clause, has been received by the Company or any Subsidiary; and (iii) each of the Company Licenses is valid, subsisting and in full force and effect and may be assigned and transferred in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity.
          (b) To the knowledge of the Company, there are no material STB authorizations or material Environmental Permits required to complete the PRB Expansion that have not been disclosed to the Purchaser and, to the knowledge of the Company, there exists no fact or circumstance that materially and adversely affects the PRB Expansion or makes it unlikely that the PRB Expansion can be completed within the time period contemplated by the construction plan identified on Section 4.06(b) of the Disclosure Schedule.
          SECTION 4.07. Financial Statements; Budgets. (a) The Audited Financial Statements and Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, with only such deviations from GAAP as are referred to in the notes thereto, and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of each date and for each period covered thereby, except that the Unaudited Financial Statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount.
          (b) Except as and to the extent set forth on a balance sheet of the Company included in the Audited Financial Statements or the Unaudited Financial Statements, or the notes thereto, neither the Company nor any Subsidiary has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable disclosed herein or liabilities of the same nature as those set forth in the Audited Financial Statements and reasonably incurred in the ordinary course of Business after December 31, 2006 consistent with past practice.
          (c) Section 4.07(c) of the Disclosure Schedule sets forth (i) as of the date hereof a true and correct copy of the Company’s July unaudited financial statements and forecast, which sets forth the budgets of capital, construction, payroll and other expenditures of the Company and the Subsidiaries prepared in the ordinary course of business for the calendar years ending December 31, 2007 and (ii) the total capital expenditures through July 31, 2007 for each capital expenditure project for which funds are proposed to be expended through December 31, 2007 (collectively, the “2007 Budget”).
          SECTION 4.08. Absence of Certain Changes. (a) During the period from December 31, 2006 through the date of this Agreement, except as set forth in Section 4.08(a) of the Disclosure Schedule, the Business has been conducted in the ordinary course consistent with past practice and neither the Company nor any Subsidiary has:
          (i) made any loan to, guaranteed any Indebtedness of or otherwise created, incurred or assumed any Indebtedness on behalf of any Person;
          (ii) entered into any transaction with any Equityholder or any Affiliate of any Equityholder (other than a Subsidiary) or redeemed or agreed to redeem any of its capital stock or declared or agreed to declare, made or paid or agreed to make or pay any dividends or distributions (whether in cash, securities or other property) to any Equityholder or otherwise;
          (iii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the

Company to any of its employees, including, without limitation, any increase or change pursuant to any Benefit Plan or (B) established or increased or promised to increase any benefits under any Benefit Plan, except as required by Law or any collective bargaining agreement and in either case except for annual merit increases in the ordinary course of business consistent with the past practices of the Company;
          (iv) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any receivables or revalued any assets of the Company other than in the ordinary course of business consistent with past practice and in accordance with GAAP;
          (v) made any change in any method of accounting or accounting practice or policy used by the Company;
          (vi) created, incurred or assumed any Indebtedness, in excess of $1,000,000 in the aggregate;
          (vii) (a) sold, leased to others or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of its assets other than in the ordinary course of business or (b) entered into any contractual obligation relating to (i) the purchase of assets constituting a business, (ii) any merger, consolidation or other business combination or (iii) the acquisition of real property or undertaking capital expenditures exceeding the amounts set forth with respect thereto in the 2007 Budget by $100,000 in the aggregate;
          (viii) cancelled any debts owed to or claims held (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;
          (ix) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;
          (x) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
          (xi) entered into a collective bargaining agreement;
          (xii) abandoned or discontinued service on all or any part of the rail lines; or
          (xiii) entered into any agreement or contractual obligation to do any of the things referred to in clauses (i) through (xii) above or any other material transaction except in the ordinary course of Business.
          (b) Since December 31, 2006, there has not been any event or occurrence which has had a Material Adverse Effect.

          SECTION 4.09. Employee Benefit Plans; Labor Matters. (a) Section 4.09 of the Disclosure Schedule contains a true and complete list of each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained or contributed to by the Company and the Subsidiaries or with respect to which the Company or any Subsidiary has any liability (the “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Purchaser a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Benefit Plan, (iii) each trust agreement or insurance contract relating to such Benefit Plan, (iv) each contract with any third party by which any such Benefit Plan is administered, (v) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and (vi) the most recent determination or opinion letter issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Internal Revenue Code. There are no organizations other than the Subsidiaries which, together with the Company, are treated as a single employer pursuant to Section 414 of the Internal Revenue Code. No Benefit Plan is subject to Title IV of ERISA, and neither the Company nor any Subsidiary has any liability of any kind whatsoever under Title IV of ERISA.
          (b) With respect to the Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or the Subsidiaries could be subject to any liability under the terms of such Benefit Plans, ERISA, the Internal Revenue Code or any other applicable Law which would have a Material Adverse Effect.
          (c) Except with respect to the Train and Engine Crafts of the Company, no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary. As of the date hereof, and since December 31, 2006, there is no labor dispute, strike, lockout, or work stoppage, or material grievance actually pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary except as set forth in Section 4.08(a)(xii) of the Disclosure Schedule. As of the date hereof, to the knowledge of the Company, the Company and its Subsidiaries are, and have at all times been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, affirmative action, hours of work and occupational safety and health, and have not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law or any statutory disputes under the Railway Labor Act or other applicable law; and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing.
          (d) Section 4.09 of the Disclosure Schedule sets forth (i) copies of all employment agreements with officers of the Company and the Subsidiaries and agreements with non-union employees that provides for annual compensation in excess of $150,000; (ii) copies of all severance agreements, programs and policies of the Company and the Subsidiaries with or relating to its employees; (iii) copies of all plans, programs, agreements, policies and other arrangements of the Company and the Subsidiaries with or relating to its employees which contain change in control provisions; (iv) all collective bargaining agreements and other agreements with labor organizations or other employee representative bodies. Except as set forth in Section 4.09 of the Disclosure Schedule, (i) each contract or agreement set forth on Section 4.09 of the Disclosure Schedule is valid and binding on the Company and to the knowledge of the Company, on the respective parties thereto and is in full force and effect and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence without the consent, approval or act of, or the making of any filing with, any other Person, (ii) neither the Company nor any Subsidiary is in breach of, or default under, any of such agreements or contracts and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration thereunder, (iii) to the knowledge of the Company, no other party to any of such agreements or contracts is in breach thereof or default thereunder and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration thereunder and (iv) no Person has taken any action that has the effect of creating or triggering any entitlement to benefits under the terms of any agreement with any of its employees.
          (e) Except as required by Law, no Benefit Plan provides retiree medical or retiree life insurance benefits to any person.
          (f) Since December 31, 2005, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since December 31, 2005, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any federal, state or local law similar to the WARN Act.
          SECTION 4.10. Absence of Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company, the Subsidiaries or any of the assets or properties of the Company or the Subsidiaries involving a claim in an amount in excess of $1,000,000 or that reasonably would be expected to materially and adversely affect the Company’s ability to affect the PRB Expansion or to prevent the Company from consummating the transactions contemplated hereby, and (b) the Company, the Subsidiaries and its and their assets and properties are not subject to any Governmental Order.
          SECTION 4.11. Compliance with Laws. The Company and the Subsidiaries have each conducted and continue to conduct the Business in compliance with all applicable Laws in all material respects, except as would not be materially adverse to the Business.
          SECTION 4.12. Taxes. Except as set forth in Section 4.12 of the Disclosure Schedule:
          (a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly and timely filed (taking into account any applicable extension periods), and all such Tax Returns were complete and correct in all material respects;

          (b) The Company and its Subsidiaries have fully and timely paid all Taxes required to be paid by or with respect to them, and have made adequate provision in the financial statements of the Company (in accordance with GAAP) for Taxes not yet due and payable;
          (c) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Company and its Subsidiaries;
          (d) None of the Tax Returns of or with respect to the Company or any of its Subsidiaries is currently being audited or examined by any taxing authority;
          (e) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, creditor, stockholder or other third party;
          (f) No Encumbrances for material amounts of Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due or payable or for Taxes being contested in good faith;
          (g) There are no material unresolved deficiencies or additions to Taxes that have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries;
          (h) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor;
          (i) Neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Internal Revenue Code or any similar provision of any state, local or foreign law;
          (j) Since January 1, 2005, neither the Company nor any of its Subsidiaries has been a Controlled corporation or a distributing corporation in respect of a distribution to which Section 355 of the Internal Revenue Code was intended to apply;
          (k) Neither the Company nor any of its Subsidiaries has participated in a transaction that is described as a “listed transaction” within the meaning of Treasury regulation section 1.6011-4(b)(2); and
          (l) Neither the Company nor any of its Subsidiaries has, since October 3, 2004, (A) granted to any person an interest in a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Internal Revenue Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Taxes imposed by Sections 409A(a)(1)(B) or (b)(4)(A) of the Internal Revenue Code, or (B)

modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Taxes imposed by Sections 409(A)(a)(1)(B) or (b)(4)(A) of the Internal Revenue Code.
          SECTION 4.13. Material Contracts. (a) Section 4.13(a) of the Disclosure Schedule is a true and complete list of all of the following contracts and agreements entered into as of the date of this Agreement by the Company or a Subsidiary (the “Material Contracts”):
          (i) each contract and agreement for the purchase of goods or for the furnishing of services to the Company under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than $750,000 in the aggregate during the calendar year ended December 31, 2007 or (B) is likely to pay or otherwise give consideration of more than $3,000,000 in the aggregate over the remaining term of such contract;
          (ii) all contracts and agreements relating to Indebtedness of the Company or any Subsidiary evidencing or which constitute a guarantee of any Indebtedness of any Person;
          (iii) all material contracts and agreements with any Governmental Entity;
          (iv) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;
          (v) each lease of real property involving more than $1,000,000 in the aggregate of rent over the remaining term of the lease;
          (vi) each lease of personal property involving more than $1,000,000 in the aggregate of rent over the remaining term of the lease;
          (vii) all contracts and agreements between or among the Company or any Subsidiary and any of the Equityholders or any Affiliate of any of such Equityholders;
          (viii) all contracts and agreements providing for benefits under any Benefit Plan;
          (ix) all contracts and agreements under which the Company or any Subsidiary is or may become obligated to pay any brokerage, finder’s or similar fees or expenses in connection with this Agreement or consummation of the transactions contemplated hereby;
          (x) all contracts and agreements to sell or otherwise dispose of any assets having a fair market value in excess of $750,000 other than in the ordinary course of business;

          (xi) all contracts and agreements under which the Company or any Subsidiary is or may become obligated to pay any amount in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustment or otherwise in connection with any (a) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (b) merger, consolidation or other business combination, or (c) series or group of related transactions or events of a type specified in subclauses (a) and (b);
          (xii) all contracts and agreements for the pending purchase or sale of real property in excess of $100,000;
          (xiii) all contracts and agreements that contain exclusivity, most favored nation or similar types of provisions;
          (xiv) all material guarantees of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others entered into other than in the ordinary course of business;
          (xv) all material contracts and agreements containing “paper barriers” as such term is generally understood in the railroad industry;
          (xvi) all material contracts and agreements granting demurrage relief to a shipper entered into other than in the ordinary course of business;
          (xvii) all material contracts and agreements imposing car or other equipment supply obligations entered into other than in the ordinary course of business;
          (xviii) all material contracts and agreements granting another common carrier the right to use all or any portion of the Real Property or rail lines, yards or other facilities of the Company or any Subsidiary (including yard(s) and other facilities) or the right to serve industries located on the Real Property or rail lines, yards or other facilities of the Company or any Subsidiary;
          (xix) all material contracts and agreements granting the right to use all or any portion of the rail line, yards or other facilities of another common carrier which relate to the Real Property;
          (xx) all material contracts and agreements that relate to trackage rights, haulage, interchange, joint facility, switching and similar agreements which relate to the Real Property;
          (xxi) all material contracts and agreements with shippers for rail transportation;
          (xxii) all written contracts and agreements imposing a construction obligation that would cost more than $500,000; and

          (xxiii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to the Company and the Subsidiaries or the absence of which would have a Material Adverse Effect.
          (b) Each Material Contract is valid and binding on the Company and, to the knowledge of the Company, the other parties thereto and is in full force and effect and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without any change in control or prepayment expense or penalty, other penalty or other adverse consequence and without the consent, approval or act of, or the making of any filing with, any other Person, and neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration thereunder; provided, however, that all Material Contracts described in clause (vii) above, other than those set forth on Schedule 4.13(b) of the Disclosure Schedule, shall terminate on or prior to the Effective Time without any ongoing obligation, change in control or prepayment expense or penalty, other penalty or other adverse consequence and without the consent, approval or act of, or the making of any filing with, any other Person.
          (c) To the knowledge of the Company, no other party to any Material Contract is in material breach thereof or material default thereunder and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration thereunder.
          (d) Except for the Financial Agreement, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company and the Subsidiaries. The terms of Section 2 of the Financial Agreement and any right of first refusal set forth in said agreement shall not be applicable to the transactions contemplated by this Agreement provided the Closing occurs on or before February 26, 2008.
          (e) Neither the Company nor any Subsidiary is currently renegotiating any of the Material Contracts or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each Material Contract have been made available to Purchaser.
          SECTION 4.14. Environmental Matters. (a) Except as set forth in Section 4.14 of the Disclosure Schedule or as would not have a Material Adverse Effect:
          (i) The Company and each Subsidiary are in compliance with, and for the past three years has been in compliance with, all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit.
          (ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary and neither the Company nor any Subsidiary has engaged in operation or activities upon any of the Real Property for the purpose of, or in any way involving, the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Materials, at, on, or under such Real Property, except in compliance in all material respects with al applicable Environmental Laws.
          (iii) There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.
          (iv) Neither the Company nor any Subsidiary is conducting, and none of them has undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law or Environmental Permit.
          (v) There is no asbestos or asbestos-containing material on any of the Real Property.
          (vi) None of the Real Property is listed or, to the knowledge of the Company, proposed for listing, or adjoins any other property that is listed or, to the knowledge of the Company, proposed for listing, on the National Priorities List or CERCLIS or on any analogous federal, state or local list.
          (vii) There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or the Real Property, and, to the knowledge of the Company, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location currently or formerly used by the Company or any Subsidiary or any of its predecessors or with respect to previously owned or operated facilities.
          (b) The Company has provided Purchaser with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the Real Property, the Company or any Subsidiary prepared since January 1, 2005, and (ii) all insurance policies issued at any time that may currently provide coverage to the Company or any Subsidiary or the Business for environmental matters.
          SECTION 4.15. Tangible Personal Property and Real Property. (a) Except as set forth in Schedule 4.15(a) of the Disclosure Schedule and except for Permitted Encumbrances, the Tangible Personal Property and the Real Property owned or leased by the Company and the Subsidiaries is owned or leased free and clear of all Encumbrances and such assets and properties owned or leased by the Company and the Subsidiaries constitute all the assets and properties used in or necessary for the operation of the Business.
          (b) Section 4.15(b) of the Disclosure Schedule sets forth with respect to (x) each item of real property owned, leased or otherwise held and/or used by the Company or any of its Subsidiaries and (y) each material track, marshalling yard, trailer/container and automobile loading and unloading facility, operating office, shop and service building and other railway property outside of normal right of way owned, leased or otherwise held and/or used by the Company or any of its Subsidiaries: (i) the address of such real property, if applicable; (ii) whether such property is a Stabilized Property, a Development Property or a Land Holding; (iii) the specific owner/interest-holder, the type of interest that is held (other than with respect to railroad property) and the percentage interest held by such Person; (iv) the use of such real property; and (v) whether such Real Property is to the knowledge of the Company used or occupied by any Person other than the Company or any of its Subsidiaries or either the Company or a Subsidiary does not have, with respect to each item of real property described in Section 4.15(b) of the Disclosure Schedule, good and marketable fee title, or a valid leasehold, easement, right of way or other interest or otherwise has a valid right of possession which is sufficient to permit such Persons to conduct such business as is currently conducted or carried on without undue charge or expense, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.
          SECTION 4.16. Intellectual Property. Section 4.16(a) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by the Company (the “Company Intellectual Property”). To the knowledge of the Company, (i) no person is engaging in any activity that infringes any Company Intellectual Property, and (ii) no claim has been asserted to the Company that the use of any Company Intellectual Property infringes the patents, trademarks, or copyrights of any third party. Except as would not have a Material Adverse Effect, with respect to each item of Company Intellectual Property, the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Intellectual Property. Section 4.16(b) of the Disclosure Schedule sets forth a true and complete list of all material licenses of Intellectual Property to the Company from any third party, excluding licenses of Off-the-Shelf Software or “shrink-wrap” and “click-wrap” licenses. To the knowledge of the Company, the use of the Company Intellectual Property by the Company in connection with the operation of the Business as presently conducted does not infringe or misappropriate the Intellectual Property rights of any third party in any manner that would have a Material Adverse Effect.
          SECTION 4.17. Brokers. Except for certain of the amounts to be set forth on the Closing Date Payment Schedule, no broker, finder, legal or financial adviser or consultant is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
          SECTION 4.18. Insurance. The Company and its Subsidiaries own or hold policies of insurance that provide coverage in the amounts and against the risks required to comply with applicable Law. With respect to each insurance policy owned or held by the Company or any of its Subsidiaries, except as, individually or in the aggregate, would not have a

Material Adverse Effect: (i) such policy is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company as of the date of this Agreement, each other party thereto, and, except for any policy that has expired in accordance with its terms, is in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid, (ii) none of the Company or any Subsidiary of the Company has received written notice of default under any such policy by the Company or any of its Subsidiaries and, to the knowledge of the Company as of the date of this Agreement, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company as of the date of this Agreement, by any other party thereto and (iii) to the knowledge of the Company as of the date of this Agreement, no notice of cancellation or termination has been received other than in connection with ordinary renewals.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Guarantor, Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:
          SECTION 5.01. Incorporation and Authority of Purchaser. Each of Guarantor, Parent and Purchaser are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority to enter into this Agreement and the Definitive Agreements, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Definitive Agreements by each of Guarantor, Parent and Purchaser, the performance by each of Guarantor, Parent and Purchaser of their respective obligations hereunder and thereunder and the consummation by Guarantor, Parent and Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Guarantor, Parent and Purchaser. This Agreement and the Definitive Agreements have been duly executed and delivered by Guarantor, Parent and Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of Guarantor, Purchaser enforceable against Purchaser in accordance with their terms.
          SECTION 5.02. No Conflict. Except as set forth in Section 5.02 of the Purchaser Disclosure Letter, the execution, delivery and performance of this Agreement and the Definitive Agreements by each of Guarantor, Parent and Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of any of Guarantor, Parent or Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to any of Guarantor, Parent or Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of any of Guarantor, Parent or Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which any of Guarantor, Parent or Purchaser is a party or by which any of such assets or properties is bound or affected, except as would not, in the case of either (b) or (c) above, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of any of Guarantor, Parent or Purchaser to consummate the transactions contemplated hereby.
          SECTION 5.03. Consents and Approvals. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, is required to be made or obtained by any of Guarantor, Parent or Purchaser or any of their respective Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (a) any applicable requirements of the ICCTA and the regulations of the STB and, if applicable, compliance with the HSR Act; (b) any applicable non-United States consents, approvals, authorizations, filings and notifications required under any applicable antitrust, competition or trade regulation Law, except where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits, or to make such declarations, filings or registrations or notifications would not, (i) individually or in the aggregate, delay the consummation of the transactions contemplated hereby or thereby or (ii) have an adverse effect on the ability of any of Guarantor, Parent or Purchaser to consummate the transactions contemplated hereby or thereby and (c) as may be necessary as a result of any facts or circumstances relating solely to the Company.
          SECTION 5.04. Absence of Litigation. No Action is pending or, to the knowledge of the General Counsel, Chief Executive Officer or the Chief Financial Officer of any of Guarantor, Parent or Purchaser, threatened, against any of Guarantor, Parent or Purchaser or any of the assets or properties of any of Guarantor, Parent or Purchaser that would, individually or in the aggregate, reasonably would be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or have an adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
          SECTION 5.05. Investment Purpose. Each of Parent and Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
          SECTION 5.06. Financing. Each of Parent and Purchaser will have at the Closing all funds necessary to consummate the transactions contemplated by this Agreement.
          SECTION 5.07. Brokers. No broker, finder or investment banker other than Morgan Stanley & Co Incorporated and RBC Capital Markets is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Guarantor, Parent and Purchaser or any Person acting on their behalf.

ARTICLE VI
ADDITIONAL AGREEMENTS
          SECTION 6.01. Conduct of Business Prior to the Closing. (a) Except as set forth in Section 6.01(a) of the Disclosure Schedule, or as permitted or required under this Agreement the Company agrees that it will from the date of this Agreement until the Closing, and shall cause each Subsidiary to, conduct its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, (i) use its commercially reasonable best efforts to (A) preserve intact its business organizations and the business organization of the Business, (B) keep available the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; and (ii) exercise, but only after notice to Purchaser and receipt of Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any of the leases set forth in Section of the Disclosure Schedule which by their terms would otherwise expire.
          (b) The Company agrees that, except as described in Section 6.01(b) of the Disclosure Schedule or except as permitted or required pursuant to the terms of this Agreement, from the date hereof until the Closing, without the prior written consent of Purchaser, neither the Company nor any Subsidiary will:
          (i) permit or allow any of its assets or properties (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances and, other than Encumbrances that will be released at or prior to the Closing, other than in the ordinary course of business consistent with past practice;
          (ii) make any loan to, guarantee any Indebtedness of or otherwise create, incur or assume, or agree to create, incur or assume, any Indebtedness on behalf of any Person, other than loans between the Company and any Subsidiary or between Subsidiaries;
          (iii) enter into any transaction with any Equityholder or any Affiliate of any Equityholder or redeem any of the capital stock or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to any Equityholder or otherwise, except for redemptions, dividends or distributions (whether in cash, securities or other property) by any Subsidiary solely to the Company or to another Subsidiary;
          (iv) make any changes in the customary methods of operations of the Company or any Subsidiary, including, without limitation, practices and policies relating to purchasing, inventories, marketing, selling and pricing, other than in the ordinary course of business consistent with past practice;

          (v) merge with, enter into a consolidation with, or acquire an interest, in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets or acquire or condemn real property in connection with the PRB Expansion in an amount in excess of that set forth in Section 6.01(b)(v) of the Disclosure Schedule;
          (vi) make any capital or other expenditure or commitment for any capital or other expenditure except as set forth in the 2007 Budgets;
          (vii) sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than in the ordinary course of business consistent with past practice;
          (viii) issue or sell any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any Subsidiary;
          (ix) enter into, renew, extend, or renegotiate any agreement with any of its directors, officers, employees, labor organizations, or Equityholder (or with any relative, beneficiary, spouse or Affiliate of such Person) or take any action that has the effect of creating or triggering, any entitlement to benefits under the terms of any such agreement;
          (x) (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Benefit Plan or (B) establish or increase or promise to increase any benefits under any Benefit Plan, except as required by Law or any collective bargaining agreement;
          (xi) make any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by Law or GAAP;
          (xii) allow any permit or Environmental Permit that was issued or relates to the Company or any Subsidiary or otherwise relates to any asset to lapse or terminate or fail to renew any such permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire prior to the Closing, other than Encumbrances that will be released at or prior to the Closing, in each case other than in the ordinary course of business consistent with past practice;
          (xiii) create, incur, guarantee or assume any Indebtedness other than under the Revolver;
          (xiv) amend or restate the Certificate of Incorporation or the By-laws of the Company or any Subsidiary;

          (xv) terminate, discontinue, close or dispose of any facility or other business operation, or lay off any employees (other than layoffs of less than 70 employees in any six-month period in the ordinary course of business consistent with past practice) or implement any early retirement or separation plan (other than any early retirement or separation plan or action already announced or in effect as of the date of this Agreement) or announce any such action or plan for the future;
          (xvi) other than in the ordinary course of business consistent with past practice, make any express or deemed election or settle or compromise any liability, with respect to material Taxes of the Company or any Subsidiary;
          (xvii) amend or otherwise modify the Warrant Purchase Agreement, the Termination Agreement or any Release Agreement;
          (xviii) agree, whether in writing or otherwise, to take any of the actions specified in this Section 6.01 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 6.01, except as expressly contemplated by this Agreement;
          (xix) enter into any transaction, agreement or term sheet with any utility or energy company regarding a coal transportation contract or agreement related to the PRB Expansion;
          (xx) enter into any contract for a term of more than one year with any customer; or
          (xxi) agree, whether in writing or otherwise, to take any action or enter into any agreement which would have been required to be set forth on Section 4.13 of the Disclosure Schedule if in effect on the date hereof or otherwise enter into any other material transaction.
          (c) Section 280G. To the extent practicable and as would be effective under applicable Law, prior to the Effective Time, the Company and the Stockholders’ Representative shall, and shall cause each Subsidiary to, use commercially reasonable best efforts to take any and all action as shall be necessary to obtain the consent of any Affiliates, officers, employees or directors, so that amounts payable by the Company on account of the transactions contemplated by this Agreement, which otherwise would be “parachute payments” under Sections 280G(b)(2) of 4999 of the Internal Revenue Code are exempt from treatment as parachute payments pursuant to Section 280G(b)(5) of the Internal Revenue Code.
          SECTION 6.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Company shall (i) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Subsidiaries as Purchaser may from time to time reasonably request in order to assist Purchaser in fulfilling its obligations under this Agreement and facilitating the consummation of the transactions contemplated hereby, subject to a customary confidentiality agreement to be entered into between the Company and Purchaser; provided, however, that Purchaser shall not unreasonably interfere with any of the businesses or operations of the Company or any Subsidiary.
          (b) Parent and Purchaser agree that they shall preserve and keep all Books and Records relating to the business or operations of the Company and the Subsidiaries on or before the Closing in Purchaser’s possession for a period of at least eight years from the Closing.
          SECTION 6.03. Confidentiality. Subject to this Section 6.03, Guarantor, Parent, Purchaser and the Company hereby agree to keep this Agreement, including but not limited to, any amounts to be paid pursuant hereto, confidential. Guarantor, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Definitive Agreements and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law (including pursuant to any application to be filed with the STB by Parent), the applicable rules of any stock exchange or any listing agreement with any stock exchange. In the event that Purchaser, Parent or the Company, or any of its or their Controlled Affiliates or advisors, otherwise are requested to disclose any other information concerning the Company which has not been previously disclosed publicly, then Parent, Purchaser, the Company or the Surviving Corporation and any such Controlled Affiliates and advisors agree to use commercially reasonable best efforts to provide the Company with prompt notice of such request or requirement in order to enable the Company to (i) seek an appropriate protective order or other remedy (and if such an order is sought, the Company, the Surviving Corporation, Parent or Purchaser, as applicable, will provide such cooperation as is reasonably requested), (ii) consult with Purchaser or Parent, as applicable, with respect to the taking of steps to resist or narrow the scope of such request or legal process, or (iii) waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance, in whole or in part, with the terms of this agreement is waived, the party making such request will disclose only that portion of the information requested that such party is advised in writing by counsel is legally required to be disclosed and will use commercially reasonable best efforts, as applicable, to ensure that all such information so disclosed will be accorded confidential treatment. Notwithstanding the foregoing, the Company, the Stockholders’ Representative, Parent and Purchaser may disclose to their respective Affiliates, and their Affiliates respective managers, partners, directors, officers, employees, agents and advisors any information which is otherwise restricted under this Section 6.03.
          SECTION 6.04. Regulatory and Other Authorizations; Consents. (a) The Company, Parent and Purchaser shall each use its commercially reasonable best efforts to (i) consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain promptly all authorizations, consents, orders and approvals of and to make all filings with and to give all notices to all Governmental Entities and officials required to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, Parent and Purchaser shall use their commercially reasonable best efforts to prepare, and obtain the approval of the STB with respect to, the Voting Trust Agreement, (iii) cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals and to make such filings, (iv) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection therewith. Each of Parent, Purchaser and the Company agrees to make promptly, but in no event later than within 20 Business Days of the Date of this Agreement, and any required filings in connection with the Merger pursuant to the ICCTA and to the STB and, to the extent required by Law, file contemporaneously with the Federal Trade Commission and the Department of Justice, Antitrust Division, copies of all documents, application forms, and all written submissions of any type whatsoever provided to the STB. Each of Parent, Purchaser and the Company hereby agrees to (A) make, if applicable, any subsequent record filings with or presentations to the STB in connection with seeking any STB approval, exemption or other authorization necessary to permit Purchaser lawfully to exercise Control over the Company’s Business and, to the extent required by Law, submit contemporaneously to the Federal Trade Commission and the Department of Justice Antitrust Division, copies of all such filings and presentations; (B) prosecute any such filings and other presentations with diligence, (C) oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by persons not party to this Agreement, and (D) take all such further action as in Purchaser’s judgment reasonably may facilitate obtaining any necessary final order or orders of the STB approving, exempting or otherwise authorizing such Control consistent with this Agreement. Purchaser will pay all fees or make all other payments to any Governmental Entity in order to obtain any such authorizations, consents, orders or approvals.
          (b) Without limiting the generality of Parent’s and Purchaser’s undertakings pursuant to Section 6.04(a), Parent and Purchaser shall:
          (i) use their commercially reasonable best efforts to take promptly any and all steps necessary to eliminate any objections or concerns asserted with respect to the transactions contemplated hereby by any Governmental Entity with jurisdiction over the enforcement of any Laws applicable to Purchaser’s acquisition of the Shares so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby prior to the Termination Date, including but not limited to: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or businesses, of Purchaser or any of its subsidiaries or Affiliates or of the Company’s assets or businesses to be acquired by Purchaser pursuant hereto;
          (ii) use their commercially reasonable best efforts to take promptly, in the event that a permanent or preliminary injunction or order has been issued in a judicial or administrative proceeding brought under any Law by any Governmental Entity or any other party that would make consummation of the transactions contemplated at the Closing in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation prior to the Termination Date, any and all reasonable steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date, including, without limitation, entering into a voting trust arrangement and taking the steps contemplated by Section 6.04(b)(i); and
          (iii) use their commercially reasonable best efforts to take promptly all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or any other party to the consummation of the transactions contemplated at the Closing in accordance with the terms of this Agreement;
provided, however, that, notwithstanding anything set forth herein to the contrary, in no event shall Parent or Purchaser be obligated to agree, as a condition for resolving any such matter, (i) to dispose of or hold separate any of its properties or other assets, or the properties or other assets of the Company and its Subsidiaries after the Effective Time, (ii) to grant to any other carrier trackage rights, haulage rights or other commercial access to any rail lines of Parent, the Company, or their respective Affiliates or (iii) to subject itself to any material restriction on the operation of its business or the business of the Company and its Subsidiaries after the Effective Time.
          (c) Prior to the Closing, each of Parent, Purchaser and the Company shall cooperate fully with one another in keeping the other party reasonably informed, including by providing the other party a copy of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters set forth in subsection (a) above to the extent related to the Merger. Parent, Purchaser and the Company will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including, if applicable, under the rules and regulations of the STB and, if applicable, under the HSR Act. Prior to the Closing, none of the parties to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry made in connection with the Merger, unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate at such meeting. Prior to the Closing, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, prior to the Closing with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Business, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
          SECTION 6.05. Investigation. (a) Parent and Purchaser acknowledge and agree that (i) they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and the Business, (ii) they have been furnished with or given adequate access to such information about the Company, the Subsidiaries and the Business as it has requested and (iii) other than the representations and warranties made in Article III, none of the Company, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Company, the Subsidiaries, the Shares or the Business, including as to (A) merchantability or fitness for any particular use or purpose, (B) the operation of the Business by Purchaser after the Closing in any manner other than as used and operated by the Company and the Subsidiaries, (C) the probable success or profitability of the Business after the Closing or (D) the ability of the Company to complete the PRB Expansion.
          (b) Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement, nor shall such information be deemed to establish a standard of materiality.
          SECTION 6.06. Further Action. (a) Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.
          (b) The Company shall use its commercially reasonable best efforts to receive all consents or waivers necessary in connection with the Stockholders’ Agreement in order to consummate and make effective the transactions contemplated hereby.
          SECTION 6.07. Directors’ and Officers’ Indemnification. (a) For a period of six years from the Effective Time, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any of its Subsidiaries, unless such modification shall be required by law and then only to the minimum extent required by law.
          (b) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, whether occurring before or after the Effective Time, for a period of six years after the date hereof to the same extent as provided in the Certificate of Incorporation of the Company or any other applicable contract or agreement in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving

Corporation shall cooperate in the defense of any such matter; provided, however, that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.
          (c) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.07.
          SECTION 6.08. Stockholders’ Representative Appointment. (a) On or prior to the Closing Date, the Board of Directors of the Company shall designate a Person (the “Stockholders’ Representative”) to serve as the Stockholders’ Representative and the Stockholders’ Representative shall execute and deliver to the Company, Purchaser and Parent a signature page to this Agreement, which shall constitute its acknowledgment and agreement that it is bound by the terms of this Agreement applicable to the Stockholders’ Representative and thereafter the Stockholders’ Representative shall be deemed a party hereto. The Stockholders’ Representative shall be the initial agent, proxy and attorney-in-fact for each Equityholder to take all actions required or permitted under the Definitive Agreements (including full power and authority to act on such Equityholder’s behalf under this Agreement). Without limiting the generality of the foregoing, but subject to the immediately preceding proviso and to Section 9.09, the Stockholders’ Representative will be authorized to:
          (i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Equityholders necessary to effectuate the Closing and consummate the transactions contemplated by the Definitive Agreements;
          (ii) take all actions on behalf of the Equityholders in connection with any claims made hereunder to defend or settle such claims and to make or receive and disburse payments in respect of such claims;
          (iii) take all actions on behalf of the Equityholders in connection with the Escrow Account, the Gross-up Escrow Account and the Closing Date Payment Schedule and all distributions in connection with, and all adjustments and payments described in, Sections 3.04 and 3.05 of the Agreement; and
          (iv) take all other actions to be taken by or on behalf of the Equityholders and exercise any and all rights which the Equityholders are permitted or required to do or exercise under the Definitive Agreements.
          (b) Except as otherwise agreed by the Stockholders’ Representative and the Equityholders, (i) the Stockholders’ Representative will not be liable to any Equityholders for any action taken by it, or its failure to take any action, pursuant to this Agreement in good faith and without gross negligence or willful misconduct, and the Equityholders shall jointly and severally indemnify the Stockholders’ Representative from any and all damages, dues, penalties, fines, costs, losses, and expenses (“Stockholders’ Representative’s Losses”) arising out of its serving as the Stockholders’ Representative hereunder except to the extent the Stockholders’ Representative acts, or fails to act, other than in good faith or with gross negligence or willful misconduct; provided, however, with respect to any Stockholders’ Representative’s Losses for which an Equityholder (a “Paying Equityholder”) makes a payment to the Stockholders’ Representative, the Paying Equityholder shall be indemnified and held harmless by each other Equityholder to the extent of the amount by which the Paying Equityholder’s payment exceeds its Equityholder’s Percentage of the Stockholders’ Representative’s Losses; (ii) each Equityholder shall pay to the Stockholders’ Representative, promptly upon request and in any event within ten (10) days of such request, such Equityholder’s Equityholder’s Percentage of any amounts paid, or required to be paid, by the Stockholders’ Representative on behalf of such Equityholder and agrees to pay its Equityholder’s Percentage of any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Stockholders’ Representative in connection with the protection, defense, enforcement or other expense of any rights under this Agreement; and (iii) the Stockholders’ Representative shall have a right of set off against any Milestone Payments with respect to its reasonable costs and expenses. Except as otherwise set forth in this Agreement or as required by Law, any and all payments made by any Equityholder under this Section 6.08 shall be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto. The Stockholders’ Representative shall serve in such capacity solely for purposes of administrative convenience, and shall not be deemed personally liable in such capacity for any of the obligations of the Equityholders hereunder, and Parent and Purchaser agree that they shall not look to the personal or corporate assets of the Stockholders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Equityholders hereunder.
          (c) Any Person or Persons constituting the Stockholders’ Representative may resign at any time or be removed by the vote or written consent of the Equityholders who collectively hold more than 50% (or such other percentage as may be agreed among the Equityholders from time to time) of the Equityholder’s Percentages (the “Required Equityholders”) provided however, that such resignation or removal shall not be effective until such time as the Person or Persons succeeding such individual shall have been elected. In the event of the death, resignation or removal of any of the Person or Persons who constitute the Stockholders’ Representative, a successor shall be elected (and may be removed and replaced) by the remaining Person or Persons who constitute the Stockholders’ Representative; provided that if no such Person or Persons remain, such successor shall be elected (and may be removed and replaced) (i) at any time prior to the Closing, by the Company and (ii) at any time after the Closing, by the vote or written consent of the Required Equityholders at such time, such election (or removal and replacement) to become effective upon the written acceptance thereof by such new Person or Persons. The election described in the preceding clause (ii) shall be conducted by the Equityholder who holds the greatest Equityholder’s Percentage at such time who is willing to conduct the election, and shall be paid for by the Equityholders. Upon any such election or removal, the Company or the Required Equityholders, as appropriate, shall deliver to Parent and, if applicable, the Surviving Corporation a certificate identifying such newly elected Stockholders’ Representative and Parent, the Surviving Corporation, the Escrow Agent, the Gross-up Escrow Agent and the Paying Agent and any other Person shall be entitled to rely on such certificate. The Stockholders’ Representative shall, at the expense of the Equityholders, be entitled to engage such counsel, experts and other agents and consultants as he or she shall deem necessary in connection with exercising his or her powers and performing his or her function hereunder.

          (d) All decisions and actions by the Stockholders’ Representative will be binding upon each Equityholder and no Equityholder will have the right to object, dissent, protest or otherwise contest the same. Parent and Purchaser will be able to rely conclusively on the written instructions of the Stockholders’ Representative as to such decisions and actions taken by the Stockholders’ Representative hereunder.
          SECTION 6.09. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters. Each party hereto shall refrain from taking any action which would render any representation or warranty contained in Article IV or V inaccurate as of the Closing Date. Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. During the period prior to the Closing Date, the Company will notify Purchaser of (i) any Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against the Company or any Subsidiary which would have been listed in Section 4.10 of the Disclosure Schedule if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any material Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which the Company has knowledge.
          SECTION 6.10. Acquisition Proposals. Neither the Company nor any Subsidiary will, and neither the Company nor any Subsidiary will authorize or permit any officer, director or employee of the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary or authorize any investment banker, attorney, accountant or other representative retained by the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary to, directly or indirectly, solicit or encourage, or furnish information with respect to the Company or any Subsidiary, or engage in any discussions with any Person in connection with, any proposal for the acquisition of any portion of the capital stock or assets or properties of the Company or any Subsidiary, other than as contemplated by this Agreement. The Company and each Subsidiary will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Parent, Purchaser or their Affiliates) with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the capital stock, assets or properties of the Company or any Subsidiary.
          SECTION 6.11. Indemnity.
          (a) To the extent any Equityholders have not executed and delivered a Release and/or a Termination Agreement to which such Non-Releasing Equityholders are to be a party (each, a “Non-Releasing Equityholder”) before the Construction Milestone Payment is due and payable under Section 3.05, an amount equal to two times the aggregate Per Share Merger Consideration which such Non-Releasing Equityholders were entitled to receive at the Closing shall be deposited into the Escrow Account (the “Non-Releasing Equityholder Indemnity Amount”).
          (b) Parent, Purchaser, Surviving Corporation and their Affiliates shall be indemnified and held harmless from the Non-Releasing Equityholder Indemnity Amount from and against any and all losses, damages, costs and expenses (including reasonable attorneys fees) (a “Loss”) arising out of or resulting from any written claim made by a Non-Releasing Equityholder, up to the amount of the Non-Releasing Equityholder Indemnity Amount, to the extent such claim arises out of the Merger or this Agreement and is solely related to such Non-Releasing Equityholder’s status as a former Equityholder of the Company including, without limitation, claims made with respect to the following: (a) the capital structure of the Company and the Subsidiaries, including the number of outstanding shares, options, warrants, share units, (b) the issuance of any capital stock, warrants, share units or options by the Company or the Subsidiaries, (c) the violation of any covenants granting preemptive or similar rights with respect to the capital stock of the Company or the Subsidiaries, (d) all claims with respect to such Non-Releasing Equityholder’s Preferred Stock, Share Units, and/or Company Options, (e) any action of the Board of Directors or any officer of the Company entering into the Merger Agreement, (f) any alleged breach by any director of the Company of his or her fiduciary duties to the Company or (g) the determination of the Equityholder’s Percentage, the Closing Date Payment Schedule or Section 4.03 of the Disclosure Schedule (a “Claim”). Parent shall give the Stockholders’ Representative prompt notice of any Claim, and in any event within 3 Business Days, after receipt. The Stockholders’ Representative shall be entitled to participate in the defense of any Claim and neither Parent and its Affiliates nor the Stockholders’ Representative shall settle any Claim without the consent of Parent or its Affiliates, on the one hand, or the Stockholders’ Representative, on the other hand, as applicable which shall not be unreasonably withheld or delayed. If the Stockholders’ Representative acknowledges in writing its obligation to indemnify Parent against any Losses that may result from such Claim, the Stockholders’ Representative shall be entitled to assume the defense of such Claim at its own cost. In any case, the Stockholders’ Representative and Parent and its Affiliates shall cooperate in the defense of any such Claim.
          (c) Parent, Purchaser, Surviving Corporation and their Affiliates shall be indemnified and held harmless from any and all Losses arising out of the transactions (the “Koch Transactions”) which are the subject of the Track Maintenance Agreement, dated as of October 15, 2005, by and among DM&E, IC&E and KM Strategic Investments, LLC, as amended through the date of this Agreement (the “Track Maintenance Agreement”), including, without limitation, any amount that KM Strategic Investments, LLC or its permitted successors or assigns draws down from the Letter of Credit, or a similar letter of credit established by the Surviving Corporation or Parent to replace the Letter of Credit (provided such replacement letter of credit contains a similar draw amount and is implemented in accordance with the terms of the Track Maintenance Agreement), on or prior to the expiration of DM&E’s and IC&E’s indemnification obligations thereunder (the “LC Amount”); provided, however, the foregoing indemnification obligations shall terminate immediately if the Surviving Corporation or any of its Affiliates enters into any transaction similar to the Koch Transaction with any Affiliate of KM Strategic Investments Inc. or Koch Industries Inc.

          SECTION 6.12. Guaranty. Guarantor irrevocably and unconditionally guarantees to the Stockholders’ Representative, Equityholders and the Company (a) the due and punctual payment of each payment required to be made by Parent or Purchaser pursuant to Section 2.02(b) or Article III hereof, all of which payments, whether made by the Guarantor, Parent or Purchaser, shall be made from an entity formed under the laws of a state within the United States of America, and (b) the due and punctual performance, observance of, and compliance with, all covenants, agreements and obligations of Parent and Purchaser in this Agreement, as the foregoing may be amended from time to time (all obligations referred to in the proceeding clauses (a) and (b) being collectively referred therein as the “Guaranteed Obligations”). This is a guaranty of full and punctual performance and payment and not merely a guaranty of collection, is in no way conditional or contingent and the Guarantor is liable as a primary obligor. If any of the Guaranteed Obligations are not punctually performed or paid when due the Guarantor shall immediately perform or cause the performance of the Guaranteed Obligations that are required and performable. The Guarantor’s obligations under this Section 6.12 shall continue to be in effective or be reinstated, as the case may be, if any payment from any source of the Guaranteed Obligations must be refunded for any reason including any bankruptcy proceeding.
          SECTION 6.13. Consents; Reports.
          (a) If requested by Purchaser or Parent, the Company shall, from the date of this Agreement through the Closing Date, (i) seek the consents, in form and substance reasonably satisfactory to Purchaser, to the transactions contemplated hereby from the parties to the contracts identified on Section 6.13 of the Disclosure Schedule (the “Applicable Contracts”) or (ii) take such steps as are necessary under the terms of the Applicable Contracts to terminate any such Applicable Contract. If the Company is unable to obtain the consent or terminate any Applicable Contract as requested by Purchaser or Parent prior to the date on which the Closing Date would have occurred, either Purchaser or the Company shall be entitled to make a one-time election to delay the Closing Date for up to 15 days from such date (the “Extended Consent Closing Date”) and if such delayed Closing Date would occur on or after the Termination Date, the Termination Date shall be deemed to be the first Business Day after the Extended Consent Closing Date. Notwithstanding the fact that each Applicable Contract may not have been terminated or the consent described in clause (i) above obtained as Parent or Purchaser has requested by the Extended Consent Closing Date, the Closing shall occur on the Extended Consent Closing Date, or if such day is not a Business Day then on the Business Day next succeeding the Extended Consent Closing Date, provided the other conditions set forth in Sections 7.01 and 7.02 and the provisions set forth in clause (b) below have been satisfied or waived. If this Agreement is terminated by the Company, Parent or Purchaser pursuant to Section 8.01, Parent and Purchaser shall indemnify and hold harmless the Company for any and all Losses of the Company arising from the Company’s termination of any Applicable Contract at the request of Parent or Purchaser.
          (b) Prior to the Closing, the Company shall use its commercially reasonable best efforts to obtain each of (i) the FIRPTA Report and (ii) the 280G Report (collectively, the “Expert Reports”). If the Company is unable to obtain any Expert Report prior to the date on which the Closing Date would have occurred, either Purchaser or the Company shall be entitled to make a one-time election to delay the Closing Date for up to 15 days from such date (the

“Extended Report Closing Date”) and if such delayed Closing Date would occur on or after the Termination Date, the Termination Date shall be deemed to be the first Business Day after the Extended Report Closing Date. Notwithstanding the fact that each Expert Report may not have been obtained by the Extended Report Closing Date, the Closing shall occur on the Extended Report Closing Date, or if such day is not a Business Day then on the Business Day next succeeding the Extended Report Closing Date, provided the other conditions set forth in Sections 7.01 and 7.02 and the provisions set forth in clause (a) above have been satisfied or waived.
          SECTION 6.14. Gross-Up Escrow Account. (a) If at any time amounts are distributed from the Gross-Up Escrow Account to the Stockholders’ Representative, the Stockholders’ Representative shall distribute such amounts to the Equityholders according to their respective Equityholder’s Percentages or as otherwise agreed among the Equityholders and the Stockholders’ Representative.
          (b) The parties to the Gross-Up Agreement shall amend and modify the Gross-Up Agreement to the extent reasonably necessary to reflect the principles set forth on Schedule 6.14 of the Disclosure Schedule; provided, however, that if the Gross-Up Agreement as so amended and modified does not in Parent’s good faith judgment reasonably reflect the principles set forth on Schedule 6.14 of the Disclosure Schedule, the parties to the Gross-Up Agreement shall amend and modify the Gross-Up Agreement as reasonably directed by Parent to reflect the principles set forth on Schedule 6.14 of the Disclosure Schedule and to retain the economic intent of the Gross Up Agreement as between Kevin Schieffer and the Equityholders.
ARTICLE VII
CONDITIONS TO CLOSING
          SECTION 7.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Parent and Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct in all respects as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such other date, and (ii) Parent and Purchaser shall have performed and complied in all material respects with all of their respective covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing and (iii) the Company shall have received a certificate of Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of Purchaser;
          (b) Payments. Parent or Purchaser shall have made the payments to the Company described in Section 2.02(b).

          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions. No Action shall have been instituted prior to the Closing by any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation of any such transactions.
          (d) Approvals. The STB shall have approved the Voting Trust and the Voting Trust Agreement pursuant to which the Shares shall be placed into an irrevocable voting trust as of the Effective Time pending final STB approval or exemption, as the case may be.
          SECTION 7.02. Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i)(A) Except with respect to the representations and warranties addressed in clauses (B) and (C) below, each of the representations and warranties of the Company contained in this Agreement without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein shall be true and correct as of the Closing Date (other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, has resulted in, or is reasonably expected to result in, (y) a reduction in operating income in 2007 or 2008 as compared to the 2007 Budget in an amount equal to or greater than $10,000,000 or (z) a reduction of $50,000,000 or more in the net worth of the Company, determined in accordance with GAAP, consistently applied; (B) the representations and warranties of the Company set forth in Section 4.01 shall be true and correct as of the Closing; and (C) the representations and warranties of the Company set forth in Section 4.06(b) shall be true and correct; (ii) the Company shall have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; and (iii) Purchaser shall have received a certificate of the Company as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Company.
          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions and no Action shall have been instituted or threatened at or prior to the Closing by any Governmental Entity, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation of any such transactions; provided, however, that prior to asserting the failure of the condition set forth in this Section 7.02(b) to be satisfied, Parent and Purchaser must have complied with their obligations under Section 6.04.

          (b) Approvals. The STB shall have approved the Voting Trust and the Voting Trust Agreement pursuant to which the Shares shall be placed into an irrevocable voting trust as of the Effective Time pending final STB approval or exemption, as the case may be.
          (c) Agreements. (i) One-hundred percent of the members of the Company’s Board of Directors, and the Equityholders they represent and their respective Controlled Affiliates, (ii) one-hundred percent of the employees of the Company to whom Bonus Shares have been granted and (iii) fifty percent of the remaining Equityholders (other than the members of the Company’s Board of Directors (and the Equityholders they represent and their respective Controlled Affiliates) and the employees of the Company to whom Bonus Shares have been granted), in each case shall have executed and delivered each of the Releases and/or the Termination Agreement to which such member and such employee is to be a party.
          (d) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the Company, Parent or Purchaser if the Effective Time shall not have occurred by October 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, including Parent’s or Purchaser’s failure to fulfill its obligations under Section 6.04;
          (b) by the mutual written consent of Parent, Purchaser and the Company;
          (c) by the Company, Parent or Purchaser if any Governmental Entity with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by Article II hereof, and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that prior to asserting the failure of the condition set forth in this Section 8.01(c) to be satisfied, Parent and Purchaser must have complied with their obligations under Section 6.04;
          (d) by the Company if a failure to perform any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Sections 7.01(a) or (b) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 20 days (but not later than the Termination Date) of receipt of written notice by the Company to Purchaser of such breach or failure provided that the Company shall not have the right to terminate this Agreement pursuant to this

Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
          (e) by Purchaser if a failure to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.01(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 20 days (but not later than the Termination Date) of receipt of written notice by the Company to Purchaser of such breach or failure provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder.
          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) Sections 4.17, 5.07, 6.03 and Article IX shall survive any termination and (b) that nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination.
          SECTION 8.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX
GENERAL PROVISIONS
          SECTION 9.01. Expenses. Except as provided in Article II with respect to the Consulting Fees Payable, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, engineering consultants and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Purchaser shall be responsible for, and shall pay, all transfer and similar Taxes arising as a result of the transactions contemplated by this Agreement
          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02:

(a)	if to the Company:

c/o DM&E Railroad 140 N. Phillips Avenue Sioux Falls, SD 57104 Attention: President & CEO Telecopier: (605) 782-1213 Telephone: (605) 782-1214

with a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Attention: Peter D. Lyons, Esq. Telecopier: (212) 848-7179 Telephone: (212) 848-7666

(b)	if to the Stockholders’ Representative:

to an address to be specified by the Stockholders’ Representative designated pursuant to Section 6.08.

with a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Attention: Peter D. Lyons, Esq. Telecopier: (212) 848-7179 Telephone: (212) 848-7666

(c)	if to Parent or Purchaser:

c/o Soo Line Holding Company 501 Marquette Ave. South, Suite 420 Minneapolis, MN 55402 Attention: Vice-President and Controller Telecopier: (612) 851-5619 Telephone: (612) 851-5658

with a copy to:

Leonard Street and Deinard 150 South 5th Street, Suite 2300 Minneapolis, Minnesota 55402 Attention: James J. Bertrand, Esq. Telecopier: (612) 335-1657 Telephone: (612) 335-1651

And

Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attention: Michael A. Gordon, Esq. Telecopier: (312) 853-7036 Telephone: (312) 853-2217
          SECTION 9.03. Survival. The representations and warranties of the parties hereto contained herein shall not survive the Closing.
          SECTION 9.04. Public Announcements. The parties shall jointly announce the transaction contemplated hereby when they mutually determine it is reasonably appropriate to do so, and the parties shall cooperate as to the timing and contents of any such announcement.
          SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
          SECTION 9.07. Entire Agreement. This Agreement (including the Disclosure Schedule and Definitive Agreements) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral between the Company and Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.
          SECTION 9.08. Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any of the parties hereto without the prior consent of each other parties hereto, except that Purchaser may assign any or all of its rights hereunder to any of Parent’s direct or indirect wholly-owned subsidiaries, and any such subsidiary may assign such rights to another direct or indirect wholly-owned subsidiary of Purchaser or of Parent to Purchaser or to Parent. Notwithstanding the foregoing, Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the first sentence of this Section 9.08, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.
          SECTION 9.09. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Company, Parent, Purchaser and the Stockholders’ Representative (solely in such Person’s capacity as the Stockholders’ Representative) and their permitted assigns and nothing herein, expressed or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for the right of (i) the Equityholders to receive the Per Share Merger Consideration as a result of the Merger and any Construction Milestone Payment or Coal Milestone Payment which becomes payable under Section 3.05(b), and (ii) the holders of the Preferred Stock to receive the Preferred Redemption Amount immediately prior to the Merger, and, in each case, to recover damages from Parent for their failure to receive such amounts, and (b) for the officers and directors of the Company for purposes of enforcing Section 6.07. In the case of clauses (a)(i) and (ii) above, (a) prior to the Closing, only the Company shall be permitted to determine whether to bring an action against Parent or Purchaser, and only the Company may be permitted to bring such action, on behalf of the Equityholders and the Preferred Stockholders hereunder and (b) following the Closing only the Stockholders’ Representative shall be permitted to determine whether to bring an Action against Parent, Purchaser or the Surviving Corporation on behalf of the Equityholders and only the Stockholders’ Representative may be permitted to bring such an action.
          SECTION 9.10. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.
          SECTION 9.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
          SECTION 9.12. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, ALL ACTIONS AND

PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN A NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.
          (b) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Merger or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the parties other hereto have been induced to enter into this Agreement, the Merger and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.12.
          SECTION 9.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Company, Purchaser, Parent and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOO LINE HOLDING COMPANY

By:	/s/ John Huber

Name: John Huber
Title: Vice-President Finance and Controller

SOO LINE PROPERTIES COMPANY

By:	/s/ John Huber

Name: John Huber
Title: Vice-President Finance and Controller

CANADIAN PACIFIC RAILWAY COMPANY

By:	/s/ Fred Green

Name: Fred Green
Title: President and Chief Executive Officer

By:	/s/ Mike Lambert

Name: Mike Lambert
Title: Chief Financial Officer

DAKOTA, MINNESOTA & EASTERN
RAILROAD COMPANY

By:	/s/ Kevin V. Schieffer

Name: Kevin V. Schieffer
Title: President and Chief Executive Officer